C L I F F O R D	CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT
C H A N C E

Execution Version
Exhibit 10.1
3 August 2011

EUR 60,000,000

FACILITY AGREEMENT

between

FIRST SOLAR MALAYSIA SDN. BHD. (COMPANY NO. 758827-T)
as Borrower

COMMERZBANK AKTIENGESELLSCHAFT
as Arranger and Original Lender

COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH
as Facility Agent and Security Agent

NATIXIS ZWEIGNIEDERLASSUNG DEUTSCHLAND
as Arranger and Original Lender

EXPORT FINANCING OF EQUIPMENT IN RELATION TO TWO SOLAR MODULE MANUFACTURING PLANTS LOCATED IN KULIM HI TECH PARK, KEDAH, MALAYSIA

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

THIS AGREEMENT is made on 3 August 2011 (the "Agreement")
BETWEEN

(1)
FIRST SOLAR MALAYSIA SDN. BHD. (Company No. 758827-T), a company limited by shares, incorporated, organised and validly existing under the laws of Malaysia, having its registered place of business at 8, Jalan Hi-Tech 3/3, Zoon Industri Fasa 3, Kulim Hi-Tech Park 09000 Kulim, Kedah Darul Aman, Malaysia (the "Borrower");

(2)	COMMERZBANK AKTIENGESELLSCHAFT, (in its capacity as "Arranger 1"),

(3)	COMMERZBANK AKTIENGESELLSCHAFT, Luxembourg Branch, (in its capacity as "Facility Agent" and "Security Agent");

(4)	Natixis Zweigniederlassung Deutschland, (in its capacity as "Arranger 2" and together with the Arranger1 referred to as the "Arrangers"); and

(5)	THE PERSONS listed in Schedule 1 (The Original Lenders) (each an "Original Lender" and together the "Original Lenders").
WHEREAS

(A)
In view of its business development in Asia, First Solar Inc., Tempe, Arizona, incorporated in Delaware, United States of America (the "Sponsor") took out in May 2008 through the Borrower as its indirect subsidiary an export financing guaranteed by the Federal Republic of Germany under its credit insurance scheme, in relation to the construction of four solar module manufacturing plants in Malaysia (KLM I to KLM IV).

(B)
In light of further expanding its solar module business, the Sponsor asked the Arrangers to arrange additional export financing, intended to be guaranteed by the Federal Republic of Germany under its credit insurance scheme in relation to the construction of two solar module manufacturing plants consisting of eight lines (= 445.6 MW) ("KLM V" and "KLM VI", respectively, each a "KLM" and together the "KLMs") in Malaysia (the "Project").

(C)
The KLMs will produce First Solar CdTe solar modules intended to be sold primarily in the EU, US and Asian markets. The Project will require an estimated capital investment of USD 365 million in equipment and real estate. The Project's infrastructure is fully developed with new roads and a seaport nearby.

(D)
The Project will be owned and operated by the Borrower. The Project commenced construction in January 2010. KLM V and KLM VI are expected to reach full volume production by the second calendar quarter of 2011 and the third calendar quarter of 2011, respectively.

(E)
The two main components of the KLMs, the semiconductor coater and metalizer as well as the conveyor (each together with the other goods and services to be provided under the Supply Contracts (as defined below) and any of them being referred to as the "Equipment") are, inter alia, to be provided under the relevant Supply Contracts by the German suppliers von Ardenne Anlagentechnik GmbH, Dresden, Germany (the "Exporter A"), Gebr. Schmid GmbH & Co., Freudenstadt, Germany (the "Exporter B"), Bürkle North America Inc., California, United States of America (the "Exporter C") and Olbricht Glastechnik-Huttentechnik, Hamminkeln, Germany (the "Exporter D" and together with Exporter A, B and C, the "Exporters").

(F)	The Equipment shall be delivered by the Exporters under the terms of the Supply Contracts.

(G)
It is intended that the Project benefits from cover by (i) the ECA-Guarantor (as defined below) under the Hermes Guarantee (as defined below) and (ii) the Sponsor under the Sponsor's Guarantee (as defined below).

(H)	The Original Lenders have agreed to make available to the Borrower a facility of up to EUR 60,000,000 to partially finance the supply and construction of the Equipment and certain finance costs.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Advance" means an advance (as from time to time consolidated, divided or reduced by repayment or prepayment in accordance with the terms thereof) made or to be made by the Lenders under the Facilities.
"Advisors" means the Legal Advisors and/or any other adviser of the Lenders specified in writing by the Facility Agent and the Borrower as such for the purposes of this Agreement.
"Annualised Debt Service" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Annualised DSCR" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Annualised EBITDA" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Annualised Net Interest Expense" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Assignment" has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).
"Auditor" means any of Ernst & Young, KPMG, PricewaterhouseCoopers or Deloitte & Touche or such other firm of independent auditors of international good standing nominated by the Borrower.
"Authorisations" means any consent, registration, filing, notarisation, certificate, licence, approval, permit, confirmation, no-objection or exemption from or by or with any national, regional, administrative, fiscal or governmental body, commission, agency, authority or similar entity and all creditors' and shareholders' consents or approvals required (i) to ensure the timely transfer of all amounts due under this Agreement; (ii) for the implementation and operation of the Project; and (iii) for the valid and binding execution and implementation of this Agreement and the Security Documents, or any part thereof, including, but not limited to, the items set out in Schedule 7 (Authorisations).
"Authorised Signatory" means, in relation to the Borrower, any person who is duly authorised and in respect of whom the Facility Agent has received a certificate signed by a director or another Authorised Signatory of the Borrower setting out the name and signature of such person and confirming such person's authority to act.
"Availability Period" means the period from and including the date of this Agreement to and including the respective Final Availability Date.
"Available Commitment I" means, in relation to a Lender at any time and save as otherwise provided herein, its Commitment under Facility I less the aggregate amount which it has advanced under Facility I at such time.
"Available Commitment II" means, in relation to a Lender at any time and save as otherwise provided herein, its Commitment under Facility II less the aggregate amount which it has advanced under Facility II at such time.
"Available Commitment III" means, in relation to a Lender at any time and save as otherwise provided herein, its Commitment under Facility III less the aggregate amount which it has advanced under Facility III at such time.
"Available Commitments" means Available Commitment I, Available Commitment II and Available Commitment III and "Available Commitment" means any of them.
"Available Facility I" means, at any time, the aggregate amount of the Available Commitment I adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment I of a Lender pursuant to the terms hereof.
"Available Facility II" means, at any time, the aggregate amount of the Available Commitment II adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment II of a Lender pursuant to the terms hereof.
"Available Facility III" means, at any time, the aggregate amount of the Available Commitment III adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment III of a Lender pursuant to the terms hereof.
"Available Facilities" means Available Facility I, Available Facility II and Available Facility III and "Available Facility" means any of them.
"BGB" means the German Civil Code (Bürgerliches Gesetzbuch).
"Break Costs" means any costs arising pursuant to Clause 24.2 (Break Costs).
"Budget" means the annual budget for a Financial Year in relation to the Borrower prepared by the management of the Borrower including, but not limited to, a detailed calculation of the DSCR in this respect to be determined as a forecast for such Financial Year, applying the principles as set out in Clause 19 (Financial Covenants) but on a forecast basis, in form and substance satisfactory to the Facility Agent as updated from time to time in accordance with this Agreement.
"Business Day" means a day (other than a Saturday or Sunday or December 31) which is not a public holiday and on which banks are open for general business in:

(a)	Frankfurt am Main, Germany, Luxembourg, New York, United States of America and Kuala Lumpur, Malaysia; and

(b)	(in relation to any date for the rate fixing of, or the payment or purchase of, a sum denominated in euro and in addition to the days set out in (a) above) any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) system is operating.
"CAFDS" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Capital Expenditure" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Commitment" means:

(a)
in relation to an Original Lender, at any time and save as otherwise provided for herein, the amount allocated to its name in Schedule 1 (The Original Lenders) as reduced by any assignments/transfers in accordance with this Agreement or as specified in the relevant Transfer Agreement(s); and

(b)	in relation to any other Lender, the amount of any Commitment assigned/transferred in accordance with this Agreement or as specified in the relevant Transfer Agreement(s), to the extent not cancelled or reduced hereunder.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Conditions Precedent" means the conditions precedent set out in Schedule 3 (Conditions Precedent).
"Contract Value" means any of Contract Value Ardenne V, Contract Value Ardenne VI, Contract Value Schmid V, Contract Value Schmid VI, Contract Value Bürkle V, Contract Value Bürkle VI, Contract Value Olbricht V, Contract Value Olbricht VI.
"Contract Value Ardenne V" means EUR 28,438,607.50.
"Contract Value Ardenne VI" means EUR 34,035,467.50.
"Contract Value Bürkle V" means EUR 1,037,719.98.
"Contract Value Bürkle VI" means EUR 1,037,719.98.
"Contract Value Olbricht V" means EUR 325,000.00.
"Contract Value Olbricht VI" means EUR 325,000.00.
"Contract Value Schmid V" means EUR 2,224,914.01.
"Contract Value Schmid VI" means EUR 2,364,415.61.
"Contract Values" means the aggregate of Contract Values KLM V and the aggregate of the Contract Values KLM VI.
"Contract Values KLM V" means the aggregate of Contract Value Ardenne V, Contract Value Schmid V, Contract Value Bürkle V and Contract Value Olbricht V.
"Contract Values KLM VI" means the aggregate of Contract Value Ardenne VI, Contract Value

Schmid VI, Contract Value Bürkle VI and Contract Value Olbricht VI.
"Debtor Relief Laws" means any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (including, but not limited to, the Bankruptcy Code of the United States of America) of any applicable jurisdictions (including, but not limited to the United States of America and Malaysia) from time to time in effect and affecting the rights of creditors generally.
"Debt Service" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Drawdown Date" means the date for which drawdown of an Advance is requested and specified in the applicable Drawdown Request or on which an Advance is being made in accordance with Clause 3.2(b).
"Drawdown Request" means a request in writing from the Borrower to the Facility Agent for the occurrence of a Utilisation under the Facilities substantially in the form set out in Schedule 4 (Form of Drawdown Request).
"DSCR" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"EBITDA" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"ECA-Fees" means the fees to be paid to the ECA-Guarantor under or in connection with the Hermes Guarantee.
"ECA-Fee Shortfall" means any shortfall of the loan amount available to meet the relevant ECA-Fees against the actual aggregate amount of the relevant ECA-Fees as invoiced by the ECA-Guarantor with its final invoice.
"ECA-Guarantor" means Euler Hermes Kreditversicherungs-AG, Hamburg, Federal Republic of Germany.
"Encumbrance" means a mortgage, pledge, lien, charge, hypothecation, security interest, title retention, preferential right or trust arrangement, obligations under leasing agreements and conditional purchase agreements, and any other collateral agreement or similar arrangement whether on existing or future assets.
"Environmental Claim" means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to, or any notification or order requiring compliance with, any Environmental Law or Environmental Permits.
"Environmental Law" means any law applicable to the Project and the Borrower which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
"Environmental Permits" means any authorisation required under any Environmental Law for the construction or operation of the Project and business of the Borrower conducted on or from the premises owned or used by the Borrower in connection with the Project.
"Equipment" means the entirety of the goods and services to be provided by the Exporters under the Supply Contracts.

"EURIBOR" means in relation to any amount to be advanced to, or owing by, the Borrower hereunder in euro on which interest for a given period is to accrue:

(a)
the percentage rate per annum equal to the offered quotation which appears on the page of the Reuters Screen which displays an average rate of the Banking Federation of the European Union for euro (being currently page EURIBOR) for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or service shall cease to be available, such other page or such other services used for the purpose of displaying an average rate of the Banking Federation of the European Union as the Facility Agent, after consultation with the Borrower, shall select; or

(b)
if no quotation for the euro for the relevant period is displayed and the Facility Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Lenders) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount and for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date.

"Event of Default" means any circumstance described as such in Clause 21 (Events of Default).
"Facilities" means each of Facility I, Facility II and Facility III and "Facility" means any of them.
"Facility I" means the euro term loan facility granted to the Borrower as described in Clause 2.1(a) (Grant of the Facilities).
"Facility II" means the euro term loan facility granted to the Borrower as described in Clause 2.1(b) (Grant of the Facilities).
"Facility III" means the euro term loan facility granted to the Borrower as described in Clause 2.1(c) (Grant of the Facilities).
"Facility I Loan" means, at any time, the aggregate principal amount of the outstanding Advances under Facility I.
"Facility II Loan" means, at any time, the aggregate principal amount of the outstanding Advances under Facility II.
"Facility III Loan" means, at any time, the aggregate principal amount of the outstanding Advances under Facility III.
"Facility Office" means, in relation to the Facility Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Lender, the office(s) notified by it to the Facility Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Agreement to which it is a party as Transferee) or such other office(s) as it may from time to time select by notice to the Facility Agent.
"Fee Letter" means the letter between the Facility Agent and the Borrower setting out the fees referred to in Clause 22.3 (Agency Fee).
"Final Availability Date I" means in respect of Facility I the earlier of (a) the date when the Available Facility I is zero and (b) 25 November 2011.

"Final Availability Date II" means in respect of Facility II the earlier of (a) the date when Available Facility II is zero and (b) 25 November 2011.
"Final Availability Date III" means in respect of Facility III the earlier of (a) the date when the Available Facility III is zero and (b) 25 November 2011.
"Final Availability Date" means the Final Availability Date I, the Final Availability Date II and the Final Availability Date III.
"Finance Documents" means:

(a)	this Agreement;

(b)	the Subordination Agreement;

(c)	the Fee Letter;

(d)	the Security Documents; and

(e)	any other document designated as such by the Facility Agent and agreed by the Borrower.
"Finance Parties" means the Lenders, the Arrangers, the Facility Agent and the Security Agent.
"Financial Covenant" means any of the covenants set out in Clause 19 (Financial Covenants).
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles applicable to a Borrower, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Financial Year" means the calendar year.
"First Repayment Date" means the earlier of (i) the day of the month falling six months after the Starting Point; and (ii) the Ultimate First Repayment Date, unless such day is not a Business Day, in case of which the First Repayment Date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
"First Solar Group" means the Sponsor and its Subsidiaries.
"German Process Agent" means First Solar Manufacturing GmbH, Marie-Curie-Strasse 3, 15236 Frankfurt (Oder).
"Hermes Guarantee" means the guarantee, in form and substance satisfactory to the Facility Agent, issued or to be issued to the Lenders by the Federal Republic of Germany, represented by the ECA-Guarantor, in respect of the Facilities covering 95 per cent. of the commercial and political risk under this Agreement (upon the terms and conditions set forth in the final guarantee confirmation (endgültige Indeckungsnahmeerklärung) and the finance credit guarantee declaration (Finanzkreditgarantieerklärung) together with the general conditions (Allgemeine Bedingungen – Garantien für gebundene Finanzkredite (FKG)).
"Increased Costs" has the meaning ascribed thereto in Clause 14.1 (Increased costs).
"IFRS" means the International Financial Reporting Standards formulated by the International Accounting Standards Board.
"Insurance Proceeds" means any and all amounts payable in consequence of a claim under the Insurances.
"Insurances" has the meaning ascribed thereto in Clause 20.1(m) (Insurance).
"Interest Payment Date" means in relation to a Loan the last day of each Interest Period.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 4.1 (Interest Periods) and, in relation to any amount due and payable but unpaid by the Borrower under the Finance Documents, each period determined in accordance with Clause 4.4 (Default Interest).
"Interest Rate" means the interest rate pursuant to Clause 5.1 (Interest Rate).
"Legal Advisors" means Clifford Chance Partnerschaftsgesellschaft, Frankfurt am Main, Germany, Clifford Chance US LLP, New York, NY, USA and Chooi & Company, advocates & solicitors, Kuala Lumpur, Malaysia.
"Lender" means

(a)	any Original Lender; and

(b)	any financial institution (or other person) which has become a party hereto in accordance with

Clause 28.3 (Assignments and Transfers by Lenders), and which has not ceased to be a party hereto in accordance with the terms hereof.
"Loans" means the Facility I Loan, the Facility II Loan and the Facility III Loan and "Loan" means any of them.
"Majority Lenders" means:

(a)	before any Advances have been made, a Lender or Lenders whose Available Commitments amount in aggregate to more than sixty-six and two thirds per cent. of the Available Facilities; and

(b)	thereafter, a Lender or Lenders to whom in aggregate more than sixty-six and two thirds per cent. of the Loans is (or, immediately prior to its final repayment, was then) owed.
"Margin" means 1.00 per cent. per annum.
"MASB" means the Malaysian Accounting Standards Board.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower which could be expected to impair the Borrower's ability to perform its obligations under this Agreement or (b) the validity or enforceability of or the effectiveness or ranking of any security interest granted, or purported to be granted, to the Finance Parties.
"Net Interest Expense" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Original Financial Statements" means the audited financial statements of the Borrower for its Financial Year ended 31 December 2009.
"Parties" means the parties to this Agreement.
"Permitted Disposal" means:

(a)	any disposal created in favour of the Lenders and/or the Security Agent pursuant to any Security Document;

(b)
any disposal where the assets being disposed of are replaced by assets serving a similar purpose and having a fair market value substantially equal to or greater than the fair market value of the asset being disposed of;

(c)	any disposal made in relation to the Equipment for a consideration of less than USD 15,000,000 (or its equivalent in any other currency) in aggregate per year;

(d)	any disposal made in the ordinary course of the Borrower's business on a commercial arm's length basis; or

(e)	any disposal created with the prior written consent of the Majority Lenders.
"Permitted Encumbrance" means:

(a)	any Encumbrance created in favour of the Lenders and/or the Security Agent pursuant to any

Security Document;

(b)
retention of title clauses (i) in the Supply Contracts or (ii) in suppliers' standard terms and conditions of business in respect of contracts entered into in the ordinary course of the Borrower's day to day business;

(c)	any lien arising by operation of law or in the ordinary course of the Borrower's business;

(d)	any lien for Taxes not yet due or which are being contested in good faith by appropriate proceedings; or

(e)	any Encumbrance created with the prior written consent of the Majority Lenders.
"PERS" means Private Entity Reporting Standards, being the official reporting standards applicable to the Borrower.
"Potential Event of Default" means any of the events referred to in Clauses 21.1(a) (Payment Obligations) and 21.1(c) (Covenants) to the extent it relates to the breach of a Financial Covenant, which with the giving of notice, passage of time or fulfilment of any condition, in each case as prescribed by the relevant aforementioned Clause (or any combination thereof) would become an Event of Default.
"Prepayment Notice" has the meaning ascribed thereto in Clause 9.2 (Prepayment).
"Project Documents" means:

(a)	the Supply Contracts, including any of its (executed) schedules;

(b)	any purchase order entered into pursuant to the Supply Contracts (for the avoidance of doubt, other than the Purchase Orders);

(c)	any document which amends or varies any document referred to in paragraphs (a) through (b) above; and

(d)	any other document designated as such by the Facility Agent and agreed by the Borrower.
"Purchase Order Bürkle V" means the purchase order agreement between Exporter C and the Borrower dated March 26, 2010 with regard to four AKLE-L700 Coating Systems, four TRDUE Dryer Ovens, four electric cabinets and four UV exposure systems and related services.
"Purchase Order Bürkle VI" means the purchase order agreement between Exporter C and the Borrower dated March 26, 2010 with regard to four AKLE-L700 Coating Systems, four TRDUE Dryer Ovens, four electric cabinets and four UV exposure systems and related services.
"Purchase Order Olbricht V" means the purchase order agreement between Exporter D and the Borrower dated April 22, 2010, with regard to four double sided glass loaders and related services.
"Purchase Order Olbricht VI" means the purchase order agreement between Exporter D and the Borrower dated April 22, 2010, with regard to four double sided glass loaders and related services.
"Purchase Orders" means the Purchase Order Bürkle V, the Purchase Order Bürkle VI, the Purchase Order Olbricht V and the Purchase Order Olbricht VI.

"Quotation Date" means with respect to any Interest Period in relation to an Advance made or to be made in relation to a Facility, the day which is two (2) Business Days prior to the commencement of such Interest Period.
"Ratio Calculation Date" means each date in respect of which the financial covenants according to Clause 19 (Financial Covenants) are calculated and which is identical to the end of each quarter of each Financial Year.
"Reference Banks" means Commerzbank Aktiengesellschaft, Frankfurt am Main, Deutsche Bank AG, Frankfurt am Main, Société Générale S.A., Paris, and Crédit Agricole, Paris.
"Reference Rate" means the average of the percentage rates quoted by the Reference Banks as their cost of funding for the relevant amount and for the relevant period from whatever source each of them may reasonably select.
"Repayment Date" means each of the fourteen (14) semi-annual payment dates referred to in Clause 8.1 (Repayment Instalments) beginning with the First Repayment Date and in each case the Business Day falling six (6) months thereafter as well as each subsequent date which is by its numbering equal to these dates in any calendar year thereafter provided that if such date is not a Business Day, it shall be deemed to be the immediately next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).
"Repayment Schedule" means a repayment schedule substantially in the form set out in Schedule 9 (Form of Repayment Schedule) as updated from time to time by the Facility Agent in accordance with this Agreement.
"Repeated Representations and Warranties" means each of the representations and warranties referred to in Clause 17.2 (Repetition).
"Robert Bürkle GmbH" means Robert Bürkle GmbH a limited liability company (Gesellschaft mit beschränkter Haftung), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under HRB 430840.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Documents" means:

(a)	the Sponsor's Guarantee;

(b)	any documents entered into pursuant to, or which amends or varies, the document referred to in paragraph (a) above; and

(c)	any other document designated as such by the Facility Agent and agreed by the Borrower.
"Selection Notice" means a selection in writing from the Borrower to the Facility Agent of an Interest Period for one or more Advances substantially in the form set out in Schedule 5 (Form of Selection Notice).
"Shareholders" means the direct shareholders of the Borrower, being at the date of this Agreement First Solar FE Holdings Pte Ltd., a limited liability company formed under the laws of Singapore.

"Shares" means the issued and voting share capital from time to time of the Borrower.
"Sponsor" means First Solar Inc., a corporation formed under the laws of the State of Delaware having a principal place of business in Tempe, Arizona, United States of America.
"Sponsor's Guarantee" means the first demand guarantee subject to New York State law dated on or about the date hereof between the Sponsor and the Lenders including, but not limited to, an undertaking to (i) pay on first written demand any amount necessary to discharge the Borrower's payment obligations outstanding under any of the Finance Documents from time to time in full, (ii) directly or indirectly own more than 50 per cent. of the entire issued share capital of the Borrower, (iii) to keep direct or indirect control over the Borrower and (iv) not to create or permit or subsist any security interest over any of its shares in the Borrower.
"Starting Point" means the date of readiness of KLM V and KLM VI for operation as confirmed by the Starting Point Confirmation.
"Starting Point Confirmation" means the confirmation in writing by the Borrower to the Facility Agent confirming the readiness of KLM V and KLM VI for operation in form and substance as provided for in Schedule 8 (Form of Starting Point Confirmation).
"Subordination Agreement" means the subordination agreement dated on or about the date hereof between the Borrower, the junior creditors referred to therein and the Facility Agent.
"Subsidiary" means in relation to any partnership, company or corporation, a partnership, company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned partnership, company or corporation;

(b)	more than half of the issued share capital in which is beneficially owned, directly or indirectly by the first mentioned partnership, company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned partnership, company or corporation, and for this purpose, a partnership, company or corporation shall be treated as being controlled by another if that other partnership, company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Supply Contracts Ardenne V" means

(a)
the equipment and purchase agreement entered into between Exporter A and the Borrower dated 4 February 2010 with regard to four GC 60 V – Vertical Inline Spurter Systems systems (Metalizer) and related services relating to KLM V; and

(b)
the equipment and purchase agreement entered into between Exporter A and the Borrower dated 4 February 2010 with regard to four GC 60 H – CdS/CdTe Coating Systems (Semiconductor Coater) and related services relating to KLM V.

"Supply Contracts Ardenne VI" means

(a)	the equipment and purchase agreement entered into between Exporter A and the Borrower dated 4 February 2010 with regard to four GC 60 V – Vertical Inline Spurter Systems systems (Metalizer) and related services relating to KLM VI; and

(b)
the equipment and purchase agreement entered into between Exporter A and the Borrower dated 4 February 2010 with regard to four GC 60 H – CdS/CdTe Coating Systems (Semiconductor Coater) and related services relating to KLM VI.

"Supply Contract Schmid V" means the equipment and purchase agreement entered into between Exporter B and the Borrower dated 12 March 2010 with regard to two Acid Etch Line A, two Acid Etch Line B, two NPR Washer/Develop System Line A, two NPR Wascher/Develop System Line B, two CuCl Etch System Line A and two CuCl Etch System Line B relating to KLM V.
"Supply Contract Schmid VI" means the equipment and purchase agreement entered into between Exporter B and the Borrower dated 12 March 2010 with regard to two Acid Etch Line A, two Acid Etch Line B, two NPR Washer/Develop System Line A, two NPR Wascher/Develop System Line B, two CuCl Etch System Line A and two CuCl Etch System Line B relating to KLM VI.
"Supply Contracts V" means Supply Contracts Ardenne V, Supply Contract Schmid V, Purchase Order Bürkle V and Purchase Order Olbricht V and "Supply Contract V" means any of them.
"Supply Contracts VI" means Supply Contracts Ardenne VI, Supply Contract Schmid VI, Purchase Order Bürkle VI and Purchase Order Olbricht VI and "Supply Contract VI" means any of them.
"Supply Contracts" means Supply Contracts V and Supply Contracts VI and "Supply Contract" means any of them.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature in any jurisdiction (including any penalty, fine or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Total Debt" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Total Equity" has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).
"Transaction Documents" means the Finance Documents and the Project Documents.
"Transfer" has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).
"Transfer Agreement" means the transfer agreement referred to in Schedule 2 (Form of Transfer Agreement).
"Transferee" means a person to which a Lender seeks to assign or transfer all or part of such Lender's rights, benefits and/or obligations under the Finance Documents (as more specifically referred to in Clause 28.3(a) (Assignment and Transfers by the Lenders)).
"Transferor" has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).
"Ultimate Final Availability Date" means the date which is the later of

(a)	the Final Availability Day I;

(b)	the Final Availability Day II; and

(c)	the Final Availability Day III.
"Ultimate First Repayment Date" means 25 May 2012.
"US GAAP" means the generally accepted accounting principles in the United States of America consistent with those utilised in preparing the audited financial statement referred to in Clause 18.1(c) (Audited Annual Accounts).
"Utilisation" means the making of an Advance under a Facility.

1.2	Interpretation
Any reference in this Agreement to:

(a)
any "Lender", the "Facility Agent", the "Arrangers", the "Security Agent", and any other person shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

(b)	any reference to "amend" includes an alteration, variation, supplement, accession, transfer, novation, release, replacement or re-enactment and cognate expressions shall be construed accordingly;

(c)
references to "assets" shall include all or any part of a person's present or future business, undertaking, property, assets, benefits, rights and revenues (and includes any right to recover or receive any of the foregoing);

(d)
"continuing" in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been remedied or waived in accordance with the terms hereof, and in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

(e)
a "disposal" of any asset or obligation includes any sale, transfer, exchange, lease, licence, lending-out, assignment, surrender, dispossession, set-off against or release thereof and cognate expressions shall be construed accordingly;

(f)
"dividend" includes any payment or transfer (whether in cash, specie, kind or otherwise) made by way of dividend, bonus, return on capital, repayment of capital contributions or similar rights of equity distribution other than pursuant to a winding-up;

(g)
the "equivalent" on any date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could on a given date be purchased with the amount of the second currency at the spot rate of exchange quoted in the relevant currency exchange market at or about 12.00 noon on such date for the purchase of the first currency with the second currency;

(h)	"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	any reference to an account being "interest bearing" shall mean bearing such rate of interest as may be agreed from time to time between the depositor and the depositee (to be determined, where reasonably practicable, by reference to rates offered by such depositee to customers of equivalent size and financial standing to that of the relevant depositor and by reference to deposits of the same currency, of a similar size and of a similar maturity period to that of the relevant deposited amount);

(j)
a "law" shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(k)	a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(i)
if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,
(and references to "months" shall be construed accordingly);

(l)
a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(m)	"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

(n)
a "successor" shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

(o)
"terminates" shall be construed to include where a person avoids, cancels, repudiates, revokes, rescinds, suspends, terminates or withdraws a permission, document or contract or any material part thereof;

(p)	"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

(q)
the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Currency Symbols

"€", "EUR" and "euro" denote the single currency unit of the European Union as constituted by the Treaty on European Union as referred to in EMU legislation and "USD" denotes the currency unit of the United States of America.

1.4	Agreements and Statutes
Any reference in this Agreement to:

(a)
this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended in accordance with the terms of such document and of this Agreement; and

(b)	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings
Clause and Schedule headings are for ease of reference only.

1.6	Time
Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to German time (CET).

1.7	Plurals
Unless otherwise indicated herein, any reference to the plural includes the singular and any reference to the singular includes the plural.

1.8	German Law Principle of Reasonableness/Good Faith (Treu und Glauben)
The Parties agree that the German statutory law principle of reasonableness/good faith (Treu und Glauben) shall apply to this Agreement.

2.	THE FACILITIES

2.1	Grant of the Facilities
The Lenders grant to the Borrower, upon the terms and subject to the conditions hereof:

(a)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 27,119,313 (the "Facility I");

(b)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 31,995,220 (the "Facility II"); and

(c)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 885,467 (the "Facility III");
in aggregate, however, not exceeding EUR 60,000,000.

2.2	Purpose and Application

(a)	The Facility I is exclusively intended to finance the payment of:

(i)
up to such 85% (per cent.) of Contract Value Ardenne V that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Ardenne V;

(ii)
up to such 85% (per cent.) of Contract Value Schmid V that remain payable to Exporter B by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Schmid V;

(iii)
up to such 75,08% (per cent.) of Contract Value Bürkle V that remain payable to Exporter C by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Bürkle V; and

(v)    up to such 85% (per cent.) of Contract Value Olbricht V that remain payable to Exporter D by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Olbricht V.

(b)	The Facility II is exclusively intended to finance the payment of:

(i)
up to such 85% (per cent.) of Contract Value Ardenne VI that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Ardenne VI;

(ii)
up to such 85% (per cent.) of Contract Value Schmid VI that remain payable to Exporter B by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Schmid VI;

(iii)
up to such 75,08% (per cent.) of Contract Value Bürkle VI that remain payable to Exporter C by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Bürkle VI; and

(iv)
up to such 85% (per cent.) of Contract Value Olbricht VI that remain payable to Exporter D by the Borrower after the Borrower has effected a payment of at least 15% (per cent.) of Contract Value Olbricht VI.

(c)	The Facility III is exclusively intended to finance the payment of up to 100 per cent. of the ECA-Fees.

(d)	All amounts granted under Clause 2.1 shall be applied in or towards satisfaction of the Borrower's financing requirements as set out above by making Advances:

(i)
under Facility I to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (per cent.) of the Contract Value of the Supply Contracts V) due under the terms of the Supply Contracts V or any of them and effected by the Borrower to the relevant Exporter out of own funds of the Borrower;

(ii)
under Facility II to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (per cent.) of the Contract Value of the Supply Contracts VI) due under the terms of the Supply Contracts VI or any of them and effected by the Borrower to the relevant Exporter out of own funds of the Borrower;

and

(iii)
under Facility III to the ECA-Guarantor on behalf of the Borrower and the Borrower herewith authorises the Facility Agent, upon receipt by the Facility Agent of the relevant invoice issued by the ECA-Guarantor to pay the proceeds of any such Advance to the ECA-Guarantor.

(e)
Notwithstanding that no drawdown request will be issued in respect of payments to the ECA-Guarantor, the Borrower acknowledges and agrees that payments made by the Lenders through the Facility Agent to the ECA-Guarantor pursuant to paragraph (d)(iii) above constitute an Advance under this Agreement whereby the Lenders discharge their respective obligations pursuant to Clause 2.6 (Lenders' Obligations Several) and that it is the sole obligor thereof independent of any rights or obligations it may have under the Supply Contracts or otherwise and the Borrower hereby authorises and instructs the Lenders to pay the proceeds of each such Advance through the Facility Agent into the accounts designated for such purpose by the ECA-Guarantor. The Facility Agent shall not later than at the date of an Advance made pursuant to paragraph (d)(iii) above provide the Borrower with a copy of the relevant invoice issued by the ECA-Guarantor.

2.3	Conditions Precedent

(a)
Subject to subsection (b) of this Section 2.3, the Lenders shall not be obliged to make an Advance under this Agreement unless the Facility Agent has confirmed to the Borrower and the Lenders that it has received:

(i)	with regard to the initial Drawdown Request under this Agreement, all Conditions Precedent listed in Part I of Schedule 3 (Conditions Precedent); and

(ii)	with regard to the first Drawdown Request in relation to each of (a) Facility I and (b) Facility II, all Conditions Precedent listed in Part II of Schedule 3 (Conditions Precedent);
each in form and substance satisfactory to the Facility Agent.

(b)
If, at the request of the Borrower, any Condition Precedent referred to in paragraph (a) above is waived or deferred by the Facility Agent (acting on the instructions of the Majority Lenders) the Facility Agent may attach to such waiver or deferral such requirements and further or other conditions as it may think fit (acting on the instructions of the Majority Lenders) and, to the extent not further waived or deferred by the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall fulfil or procure fulfilment of all such requirements and further or other conditions as may be notified to the Borrower in writing in accordance with the terms of such notification as if such requirement or further or other condition was an obligation under this Agreement.

2.4	Conditions subsequent

(a)
The Borrower shall procure that the Facility Agent has received each document and other items listed in Schedule 10 (Conditions Subsequent) by not later than the date specified in that Schedule opposite the relevant document or item each in form and substance satisfactory to the Lenders.

(b)	The Facility Agent shall notify the Borrower promptly upon the Lenders having informed it of being so satisfied.

2.5	Lenders' Rights Several
The rights of each Lender are several and any debt arising hereunder at any time from the Borrower to any of the other parties hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of the Finance Documents independently of any other party in accordance with the terms of the Finance Documents (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

2.6	Lenders' Obligations Several
The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of any party hereto towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

3.	UTILISATION OF THE FACILITIES

3.1	General Conditions for all Advances
Without prejudice to the additional requirements set out in Clause 3.2 (Further Conditions for Advances), it is a precondition to any Advance being made by the Lenders to the Borrower that:

(a)	the proposed Drawdown Date is a Business Day which is or precedes the applicable Final Availability Date;

(b)
on and as of the proposed Drawdown Date (a) no Event of Default or Potential Event of Default has occurred and is continuing (nor will any such event thereby occur as a result of the making of such Advance as requested) and (b) the Repeated Representations and Warranties are true in all respects; and

(c)
no event has occurred which will or may result in the ECA-Guarantor (or any agent thereof) refusing to allow disbursements to be made under this Agreement or otherwise terminating the cover provided or to be issued by the Hermes Guarantee in whole or part.

3.2	Further Conditions for Advances

(a)	Each Advance in accordance with Clauses 2.2(d)(i) and 2.2(d)(ii) will be made by the Lenders through the Facility Agent to the Borrower if:

(i)	by 10.00 a.m. not less than eight (8) Business Days before the proposed Drawdown Date in respect of such Advance, the Facility Agent has received a completed Drawdown Request from the Borrower; and

(ii)
the proposed amount of such Advance is either (a) (if less than the respective Available Facility) an amount equal to at least EUR 1,000,000 or (b) equal to the amount of the respective Available Facility.

(b)	Each Advance in accordance with Clause 2.2(d)(iii) will be made by the Lenders through the Facility Agent to the ECA-Guarantor on behalf of the Borrower if for any Advance to be made to finance the ECA-Fees the Facility Agent has received an invoice from the ECA-Guarantor.

(c)
If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the time specified in Clause 3.2(a) above and, in case of an Advance in accordance with Clause 2.2(d)(iii), within twenty (20) Business Days after receipt of the invoice from the ECA-Guarantor by the Facility Agent through its Facility Office.

(d)	The amount of each Lender's participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

3.3	Each Lender's Participation
Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 3.2 (Further Conditions for Advances) in the proportion borne by its relevant Available Commitments to the relevant Available Facilities immediately prior to the making of that Advance.

3.4	Reduction of Available Commitments
If a Lender's Available Commitments are reduced in accordance with the terms hereof after the Facility Agent has received a Drawdown Request for an Advance and such reduction was not taken into account in the respective Available Facility, then the amount of that Advance shall be reduced accordingly.

3.5	Disbursement of Advances into offshore account
Each Advance shall be disbursed into an account other than an account being held in Malaysia to be agreed with the Facility Agent.

4.	INTEREST

4.1	Interest Periods
Each Interest Period (other than the first of each Loan, which shall begin on the day such Loan is made) shall start on the last day of the Interest Period preceding such period.

4.2	Duration of Interest Periods

(a)
Subject to this Clause 4.2, the Borrower may select an Interest Period of three (3) or six (6) months in the Drawdown Request for the relevant Advance or (if the relevant Advance has already been made) in a Selection Notice.

(b)
Each Selection Notice for an Advance is irrevocable and must be delivered to the Facility Agent by the Borrower not later than three (3) Business Days prior to the commencement of the next Interest Period in relation to such Advance.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to this Clause 4.2, be three (3) months.

(d)	Any Interest Period relating to Advances made under the same Facility (other than the Interest

Period relating to the first Advance made under such Facility) shall end on the last day of the Interest Period relating to the first Advance made under such Facility.

(e)	Any Interest Period in relation to any Advance which would otherwise extend beyond a Repayment Date shall end on such Repayment Date.

(f)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

4.3	Consolidation of Advances
If two or more Interest Periods relating to Advances made under the same Facility end at the same time, then, on the last day of those Interest Periods, those Advances will be treated as a single Advance.

4.4	Default Interest

(a)
If the Borrower fails to pay any amount (other than interest) payable by it hereunder on its due date or following acceleration, interest will accrue on the overdue amount from the due date up to the date of actual payment at a rate of 2 per cent. per annum above:

(i)
in relation to an amount becoming due and payable before expiration of the Interest Period applicable thereto, for the period until the expiration of such Interest Period the rate applicable to such overdue amount immediately prior to the due date; and

(ii)
in all other cases, the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent.

(b)
If the Borrower fails to pay any interest payable by it hereunder on its due date, it will make, at the time of payment of all arrears of interest, a lump sum payment for all arrears of interest in the amount of 2 per cent. above EURIBOR applicable to the respective Interest Period of the amount due and payable. The right of the Borrower to prove a lower loss of the Lenders remains unaffected.

(c)	The right of the Lenders to compensation for any loss arising from the default remains unaffected. Payments made under Clause (b) will, however, be deducted from such compensation.

(d)
The Facility Agent will promptly notify the Borrower and the Lenders of the determination of any default interest. Each determination by the Facility Agent will, in the absence of a manifest error, be conclusive and binding on the Borrower and the Lenders.

5.	INTEREST RATE AND PAYMENT OF INTEREST

5.1	Interest Rate
The rate of interest applicable to an Advance under the Facilities from time to time during an Interest Period is the percentage rate per annum which is the aggregate of EURIBOR on the Quotation Date therefor and the Margin.

5.2	Payment of Interest

On each Interest Payment Date the Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

6.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

6.1	Market Disruption
If, in relation to any Advance made or to be made under a Facility:

(a)
EURIBOR is to be determined by reference to Reference Banks and at or about 11 a.m. on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining EURIBOR for the relevant Interest Period; or

(b)
before the close of business in Frankfurt am Main on the Quotation Date for the relevant Interest Period the Facility Agent has been notified by one or more Lenders that the EURIBOR rate does not accurately reflect the cost of funding its/their participation in such Advance and such cost of funding exceeds the Reference Rate plus 30 basis points, then, the Facility Agent shall notify the other parties hereto of such event and, notwithstanding anything to the contrary in this Agreement, Clause 6.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance.

6.2	Substitute Interest Period and Interest Rate
If sub-Clause 6.1(a) of Clause 6.1 (Market Disruption) applies to an Advance, the duration of the relevant Interest Period shall be one (1) month or, if less, such that it shall end on the next applicable succeeding Repayment Date. If either sub-Clause 6.1(a) or 6.1(b) of Clause 6.1 (Market Disruption) applies to an Advance, the rate of interest applicable to each Lender's portion of such Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 6.3 (Alternative Interest Rate)) be the rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate per annum notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select whereby in case of Clause 6.1(b) (Market Disruption) such rate shall not exceed the Reference Rate.

6.3	Alternative Interest Rate
If (a) either of those events mentioned in sub-Clauses 6.1(a) and 6.1(b) of Clause 6.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the European interbank market during any period of three (3) consecutive Business Days EURIBOR is not available to prime banks in the European interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to such Advances and/or (ii) upon which such Advances may be maintained thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Facility Agent may not agree any such substitute basis without the prior consent of each Lender.

7.	NOTIFICATION

7.1	Advances
Not less than five (5) Business Days before the proposed Drawdown Date, the Facility Agent shall notify each Lender of the proposed amount of the relevant Advance and the aggregate principal amount of the relevant Advance allocated to such Lender pursuant to Clause 3.3 (Each Lender's Participation).

7.2	Interest Rate Determination and Loan Amount
The Facility Agent shall promptly notify the Borrower and the Lenders of EURIBOR and the Margin applicable from time to time and the Loans disbursed under any Facility.

7.3	Changes to Interest Periods or Interest Rates
The Facility Agent shall promptly notify the Borrower and the Lenders of any change to the proposed length of an Interest Period or any interest rate pursuant to Clause 6 (Market Disruption and Alternative Interest Rates).

8.	REPAYMENT

8.1	Repayment Instalments

(a)	Upon the occurrence of the First Repayment Date, all Loans made under any of the Facilities shall be consolidated into one (1) single Loan and shall be treated as a single Advance.

(b)
The Borrower shall repay the Loan which has been consolidated in accordance with paragraph (a) above, in fourteen (14) semi-annual equal consecutive instalments based on the aggregate amount of all Loans borrowed by the Borrower under the Facilities as at close of business on the Ultimate Final Availability Date divided by 14, by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Loan which has been consolidated in accordance with paragraph (a) above and all interest thereon in full on the final Repayment Date.

(c)
The Facility Agent and the Borrower shall not later than the earlier of (i) ten (10) Business Days after the Starting Point and (ii) fifteen (15) Business Days prior to the Ultimate First Repayment Date agree, for information purposes, on a Repayment Schedule in relation to all Facilities setting out the amount of the repayment instalments and the Repayment Dates in relation to the Facilities in the form set out in Schedule 9 (Form of Repayment Schedule) which shall be updated from time to time by the Facility Agent in consultation with the Borrower to reflect any prepayments made in accordance with Clauses 9 (Voluntary Cancellation and Prepayments) and 10 (Mandatory Cancellation and Prepayments). Notwithstanding the foregoing, the amounts and due dates of the repayment instalments will be solely determined on the basis of paragraph (b) above, and, as any Repayment Schedule is provided for information purposes only, in case of any deviation or discrepancy between the amounts and due dates of the repayment instalments set out in the Repayment Schedule and the amounts and due dates determined on the basis of paragraph (b) above, the latter shall prevail. Accordingly, failure by the Borrower and the Facility Agent to agree on a Repayment Schedule shall in no manner release the Borrower from its repayment obligation pursuant to paragraph (b) above.

(d)	If:

(i)	the Starting Point Confirmation has not been made available to the Facility Agent prior to the Ultimate First Repayment Date;

(ii)	the Facility Agent consequently could not determine the Starting Point;

(iii)	repayment of the Facilities consequently commenced on the relevant Ultimate First Repayment Date;

(iv)	the Facility Agent subsequently received the Starting Point Confirmation or by other means and in its sole discretion has determined the Starting Point; and

(v)	the Starting Point was a day that preceded the Ultimate First Repayment Date by more than six (6) months then all remaining Repayment Dates of the Facilities (starting with the Repayment Date that prior to such adjustment would have fallen due not earlier than five (5) Business Days from the date of determination of the Starting Point by the Facility Agent) shall be adjusted so that the Repayment Date to fall due next will be the day that is six (6) months (or such smallest multiple of six (6) months that ensures that such Repayment Date falls not earlier than five (5) Business Days from the Starting Point) after the Starting Point and any further Repayment Date falls six (6) months after the previous Repayment Date so determined.

8.2	No Re-borrowing
No amount repaid under Clause 8.1 (Repayment Instalments) may be re-borrowed.

8.3	Offshore Loan
It is the understanding of the parties to this Agreement that the financing provided hereunder is provided to the Borrower solely on an offshore basis from outside Malaysia, notwithstanding that the Borrower is incorporated and resident in Malaysia and that no moneylender's license in Malaysia is required for the granting of the Loan. The Borrower hereby waives any right it may have to refuse repayment of the Loan on the basis of Malaysian banking laws.

9.	VOLUNTARY CANCELLATION AND PREPAYMENTS

9.1	Voluntary Cancellation
The Borrower may, by giving to the Facility Agent not less than five (5) Business Days' prior irrevocable notice to that effect, cancel the whole or any part of the Facilities without any penalty. Any such cancellation of the Available Commitments shall reduce the Available Commitments of the Lenders rateably.

9.2	Prepayment
At any time after the occurrence of the First Repayment Date the Borrower may, after having given to the Facility Agent not less than ten (10) Business Days' prior irrevocable written notice to that effect (the "Prepayment Notice"), prepay any part of the amount outstanding under the Facilities on the last day of an Interest Period relating to the relevant Advance, subject to a minimum prepayment amount of EUR 1,000,000 or the total outstanding amount, whichever is smaller. Voluntary prepayments under this Clause 9.2 will be applied in inverse chronological order of maturity over the remaining repayment instalments of the Facilities (and the obligations of the Borrower under Clause 8.1 (Repayment Instalments) shall be satisfied pro tanto).

9.3	Overpayment of ECA-Fee
The Facility Agent shall upon receipt of the final invoice issued by the ECA-Guarantor in relation to the Project notify the Borrower about any overpayment of ECA-Fees made by the Borrower. The Borrower may, after having given to the Facility Agent not less than ten (10) Business Days' prior a Prepayment Notice to that effect, apply such overpayment towards pro rata prepayment of any part of the amount outstanding under the Facilities on the last day of an Interest Period or request the Facility Agent to refund such overpayment to an account, details of which are to be set out in the relevant Prepayment Notice.

9.4	Scope of Prepayment
All prepayments will be made together with accrued interest on the amount prepaid and all other amounts, if any, owing by the Borrower to the Lenders hereunder.

9.5	Notices
Any notice of cancellation or Prepayment Notice given by the Borrower pursuant to this Clause 9 is irrevocable and will specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment. The Facility Agent will notify the Lenders promptly of receipt of any such notice.

9.6	No Other Voluntary Prepayments
To the extent legally permissible the Borrower will not voluntarily prepay all or any part of any Loans except at the times and in the manner expressly provided for in this Agreement.

9.7	Re-Borrowing
The Borrower will not be entitled to re-borrow any amount prepaid under this Clause 9.

10.	MANDATORY CANCELLATION AND PREPAYMENTS

10.1	If, after the Hermes Guarantee has been issued by the ECA-Guarantor:

(a)	the Hermes Guarantee is fully or partially withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect; or

(b)
the ECA-Guarantor repudiates the Hermes Guarantee or does or causes to be done any act or thing evidencing in writing that it unequivocally intends to repudiate the Hermes Guarantee issued by it, or any of the obligations of the ECA-Guarantor thereunder are not or ceases to be legal, valid, binding or in full force and effect or the ECA-Guarantor otherwise avoids, rescinds, or terminates in whole or in part the Hermes Guarantee other than pursuant to its terms, the Facility Agent shall, if so directed by any of the Lenders, by notice to the Borrower, cancel the

Available Facilities attributable to the respective Lender directing the Facility Agent to do so (whereupon it shall immediately be cancelled) and declare the Loans attributable to the respective Lender directing the Facility Agent to do so, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, to be immediately due and payable (whereupon they shall become immediately due and payable) unless the circumstances set out in paragraphs (a) and (b) above occurred by virtue of wilful misconduct of the Facility Agent.

10.2	The Borrower will not be entitled to re-borrow any amount prepaid under this Clause 10.

10.3	The undrawn Commitment of each Lender under a Facility will automatically be cancelled on the relevant Final Availability Date for that Facility.

11.	TAXES

11.1	Definitions:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 11.2 (Tax Gross-up) or payment under Clause 11.3 (Tax Indemnity).

11.2	Tax Gross-up

(a)	All payments to be made by the Borrower to any Lender, the Facility Agent or the Security Agent under the Finance Documents shall be made free and clear of and without any Tax Deduction.

(b)
In the event that any Tax Deduction is required by law, the Borrower will pay such additional amounts as will result in the receipt by such Lender, the Facility Agent or the Security Agent of the net amounts after such Tax Deduction equal to the amounts it would otherwise have received had no such Tax Deduction been required to be made by law.

(c)
The Borrower is not required to make an increased payment to a Lender under paragraph (b) above, if on the date on which that payment falls due the Borrower is able to demonstrate that the payment could have been made to that Lender, Facility Agent or Security Agent without the Tax Deduction had that Lender complied with its obligations under paragraph (d) below.

(d)	A Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make a payment without a Tax Deduction.

11.3	Tax Indemnity

(a)
Without prejudice to Clause 1.2 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents the Borrower shall, upon written demand of the Facility Agent, within three (3) Business Days of receiving such written demand, indemnify such Finance Party accordingly, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)
under the law of the jurisdiction in which that Finance Party's Facility Office is located, or, if different, the jurisdiction in which that Finance Party's Facility Office is treated as resident for tax purposes, in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the income received or receivable by that Finance Party; or

(ii)	to the extent a Tax, loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax Gross-up); or

(B)	would have been compensated for by an increased payment under clause 11.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in clause 11.2(c) (Tax Gross-up) applied.

(c)
Further, without prejudice to Clause 11.2 (Tax Gross-up) the Borrower shall pay and, within five (5) Business Days of demand, indemnify any Lender, the Facility Agent or the Security Agent against any cost, loss or liability any Lender, Facility Agent or Security Agent may incur in relation to stamp duty, other similar transfer tax or notary fees in connection with the Finance Documents.

11.4	Tax Credits
If the Borrower makes a Tax Payment and the relevant Finance Party (acting in accordance with the principles of good faith) determines that

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilized and retained that Tax Credit (directly or on an affiliated group basis), the relevant Finance Party shall pay an amount to the Borrower which that Finance Party determines (in applying the principles of good faith) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
The relevant Finance Party shall use its best efforts to obtain a Tax Credit taking into account the interest of both parties but without being obliged to take steps which might be prejudicial to it.

11.5	Claims by Lenders
A Lender intending to make a claim pursuant to Clause 11.3 (Tax Indemnity) shall notify the Facility

Agent of the event giving rise to the claim within sixty (60) Business Days of the occurrence of such event, whereupon the Facility Agent shall notify the Borrower within 10 Business Days of receipt of such notification.

11.6	Change of Tax Law or Tax Regulations
Each Party shall, as soon as it becomes aware of it, inform the Facility Agent of any details of any change of tax law or tax regulations in Malaysia or the United States of America, which might have an impact on the Project.

12.	VAT

12.1
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (upon provision of a proper VAT invoice at the time specified in such invoice) in addition to the consideration for that supply an amount equal to the amount of the VAT if the reverse charge mechanism is not applicable and such VAT does not result from the election for a VAT option right.

12.2
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of the VAT.

12.3
Where pursuant to the terms of this Agreement one Finance Party makes a supply to another Finance Party, and VAT is chargeable on such supply, each Party paying the consideration for such supply shall also pay (in addition to and at the same time as paying the consideration for that supply upon provision of a proper VAT invoice) an amount equal to the amount of VAT if the supply is not subject to the reverse charge mechanism and such VAT does not result from the election for a VAT option right.

13.	TAX RECEIPTS

13.1	Notification of Requirement to Deduct Tax
If, at any time, the Borrower is required by law to make a Tax Deduction (or if thereafter there is any change in the rates at which or the manner in which such Tax Deductions are calculated), the Borrower shall promptly notify the Facility Agent within 10 Business Days after it becomes aware of such requirement or change.

13.2	Evidence of Payment of Tax
If the Borrower makes any payment under the Finance Documents in respect of which it is required to make any Tax Deduction, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent for each Lender, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Lender's share of such payment.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall, for any Interest Period beginning after the day on which the Facility Agent has notified the Borrower in accordance with Clause 14.2(a) (Increased cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliated companies as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The amount of Increased Costs shall become due and payable within five (5) Business Days of a demand by the Facility Agent.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party's or its head office's overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or its head office to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of the amount in reasonable detail.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)
compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3(b) (Tax indemnity) applied);

(iii)	attributable to the wilful or gross negligent breach by the relevant Finance Party or its affiliated companies of any law or regulation; or

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator Finance Party or any of its affiliated companies).

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Definitions).

15.	ILLEGALITY
If, at any time, after the signing of this Agreement it has become unlawful in any applicable jurisdiction for a Lender to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect and:

(a)	such Lender shall not thereafter be obliged to participate in the making of any Advances and the amount of its Available Commitments shall be immediately reduced to zero; and

(b)
if the relevant law and the Facility Agent on behalf of such Lender so requires, the Borrower shall repay such Lender's share of any outstanding Advances on the last day of the Interest Period after the Facility Agent has notified the Borrower, or on such date as the Facility Agent shall have specified (which must not be earlier than the last day of any applicable grace period permitted by the relevant law) together with accrued interest thereon and all other amounts owing to such Lender under the Finance Documents and any repayment so made shall reduce rateably the remaining obligations of the Borrower under Clause 8 (Repayment).

16.	MITIGATION

16.1	If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(a)	an increase in any sum payable to it or for its account pursuant to Clause 11.2 (Tax Gross-up);

(b)	a claim for indemnification pursuant to Clause 11.3 (Tax Indemnity) or Clause 14 (Increased Costs); or

(c)	the reduction of its Available Commitments to zero or any repayment to be made by the Borrower pursuant to Clause 15 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Borrower under any of the Clauses referred to above, such Lender shall promptly upon becoming aware of such circumstances notify the Facility Agent thereof and, in consultation with the Facility Agent and the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations under the Finance Documents to another financial institution acceptable to the Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the bona fide opinion of such Lender, to do so might have any adverse effect upon its business or operations or banking and lending policies (other than any minor costs and expenses of an administrative nature).

16.2	In the context of Clause 16.1 above the Borrower shall also be entitled to prepay the Loan in accordance with Clause 9.2 (Prepayment), provided, however, that the Borrower does not need to comply with the minimum prepayment amount stipulated therein.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties
As of the day of execution of this Agreement, the Borrower represents and warrants by way of an independent guarantee (unabhängiges Garantieversprechen) to each of the Arrangers, the Facility Agent, the Security Agent and the Lenders that:

(a)
Status: it is a company limited by shares duly organised and validly existing under the laws of Malaysia, has the capacity to sue and be sued in its own name and has the corporate power and authority to own its assets and to carry on its business as currently conducted;

(b)
Powers and Authority: it has the corporate power and authority to enter into and perform its obligations under the Transaction Documents and has taken all necessary corporate and other action required to authorise the execution, delivery and performance of the Transaction Documents;

(c)	Non-Conflict: it complies with and the entry into and the execution and performance of the Transaction Documents by the Borrower do not and will not conflict:

(i)	with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets which could be expected to have a Material Adverse Effect;

(ii)	with its constitutive documents; or

(iii)	with any applicable law, including environmental and tax laws, in a manner which could be expected to have a Material Adverse Effect;

(d)
Authorisations: all material Authorisations required to be obtained or renewed by the time this representation is made or is repeated have been so obtained or renewed and each of such Authorisations is in full force and effect, the Borrower has complied and is at all times in compliance with the terms and conditions of each material Authorisation and has not received any indication and is not aware of any facts or circumstances which might result in any material Authorisation being suspended, revoked, amended, varied, withdrawn or not renewed and so far as the Borrower is aware no material Authorisation will be suspended, revoked, amended, varied, withdrawn or not renewed as a result of the execution or performance of any of the Transaction Documents or a document to be executed pursuant thereto;

(e)
Further Authorisations: having made due inquiry, it knows of no reason why any material Authorisation required for the Project or the performance of its obligations under the Transaction Documents (i) will not be granted when applied for or requested, or (ii) will be terminated, suspended, withdrawn (zurückgenommen) or revoked (widerrufen);

(f)	No Material Adverse Effect: there has been no Material Adverse Effect;

(g)	No Material Proceedings: no litigation, action or administrative proceeding of or before any court, arbitrator or agency (including, but not limited to, investigative proceedings) is commenced against the Borrower or its assets which, if adversely determined, would be expected to have a Material Adverse Effect;

(h)	No labour unrest: it knows of no labour unrest pending and no labour unrest has commenced which, if so pending and commencing respectively would be expected to have a Material Adverse Effect;

(i)
Project Documents: (i) all Project Documents (in relation to the KLM to be financed by the relevant Facility, where applicable) are or will be in full force and effect at the time of each drawdown under Facilities, and (ii) the Borrower is in compliance with all Project Documents in all material aspects; and

(j)
Environmental Compliance: it has duly performed and observed in all respects all Environmental Law, Environmental Permits and all other covenants, conditions, restrictions or agreements including in connection with any contamination, pollution, emissions, waste, release or discharge of any toxic or hazardous substance where failure to do so could be expected to have a Material Adverse Effect.

17.2	Repetition

(a)
Each of the representations and warranties pursuant to Clause 17.1 (Representations and Warranties) will be repeated by the Borrower on each Drawdown Date by reference to the facts and circumstances existing on such Drawdown Date.

(b)
In addition, each of the representations and warranties pursuant to Clause 17.1(d) and 17.1(e) (Representations and Warranties) shall be deemed to be made by the Borrower by reference to the facts and circumstances then existing on each Interest Payment Date.

18.	FINANCIAL INFORMATION
The Borrower makes the covenants in this Clause 18 from the date of this Agreement until the date on which all amounts of principal, interest, fees, costs, expenses, commission and all other amounts due or which may become due hereunder have been paid or repaid.

18.1	Audited Annual Accounts

(a)
The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each of its Financial Years, deliver to the Facility Agent its annual financial statements prepared in accordance with IFRS or US GAAP (commencing with such financial statements for the Financial Year ending 31 December 2010), certified by an Authorised Signatory of the Borrower as giving a true and fair view of its financial condition as at the end of such Financial Year and of the results of its operations during such Financial Year.

(b)
The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each of its Financial Years, deliver to the Facility Agent its annual financial statements prepared in accordance with MASB approved accounting standards and PERS (and audited by the Auditor) (commencing with such financial statements for the Financial Year ending 31 December 2010).

(c)	The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each Financial Year of the Sponsor, deliver to the Facility Agent the annual financial statements prepared in accordance with IFRS or US GAAP (and audited by the Auditor) of the Sponsor (commencing with such financial statements for the Financial Year ending 31 December 2010).

18.2	Quarterly Statements and Compliance Certificates
The Borrower shall as soon as the same become available but in any event within 60 days after the end of each quarter of its Financial Year deliver to the Facility Agent its unaudited financial statements prepared in accordance with IFRS or US GAAP for such period (commencing with such financial statements for such quarter ending 31 December 2010), certified by an Authorised Signatory of the Borrower as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period, and a Compliance Certificate signed by an Authorised Signatory of the Borrower together with evidence of its accounts, financial statements and calculations as required to confirm the accuracy of the Compliance Certificate. All projections and assumptions used for the purposes of the Compliance Certificate shall be fair and reasonable.

18.3	Budget
The Borrower shall not later than sixty (60) days after the end of its Financial Year provide the Facility Agent a Budget for the new Financial Year, for the first time in respect of the Financial Year 2011.

18.4	Financial Year
The Borrower shall inform the Facility Agent promptly about a change of the end of the Financial Year of the Borrower and/or the Sponsor.

18.5	Other Information
The Borrower shall from time to time on the request of the Facility Agent, furnish to the Lenders through the Facility Agent such information about the financial condition of the Borrower as the Lenders may reasonably request.

18.6	Accounting Policies
The Borrower shall ensure that each set of financial statements delivered pursuant to this Clause 18 is prepared in the English language using accounting policies, practices, procedures and reference periods consistent with IFRS, US GAAP or MASB approved accounting standards and PERS, as relevant, and, in relation to any such financial statement, the Borrower shall notify the Facility Agent if there have been one or more changes in any accounting policy, practice, procedure or reference period and the Borrower shall procure that in respect of the financial statements provided pursuant to Clause 18.1(b), the Borrower's Auditor provides:

(a)
a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared; and

(b)
sufficient information, in such detail and format as may be required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower, the Shareholders or the Sponsor after the date of this Agreement; or

(iii)
a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each of the Borrower, the Shareholders and the Sponsor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

19.1	Financial Definitions
In this Clause 19:
"Annualised Debt Service" means the Debt Service during the preceding twelve months.
"Annualised DSCR" means the DSCR during the preceding twelve months.
"Annualised EBITDA" means the EBITDA during the preceding twelve months.
"Annualised Net Interest Expense" means the Net Interest Expense during the preceding twelve months.

"CAFDS" means the EBITDA for any preceding twelve months:

(a)	after deducting any amount of tax on profits, gains, income in respect of cash payments or cash payable;

(b)	after taking into account all increases and decreases respectively of accruals;

(c)	after taking into account all increases and decreases respectively of liabilities resulting from deliveries of goods and services;

(d)	after taking into account all increases and decreases respectively of receivables resulting from deliveries of goods and services;

(e)	after taking into account all increases and decreases respectively of the inventories, raw materials and supplies, work-in-process and finished product, advance payments and prepaid expenses; and

(f)	after taking into account all increases and decreases respectively of the Capital Expenditures.
"Capital Expenditure" means any expenditure (including any reinvestment of disposal proceeds but excluding any replacement of assets out of insurance proceeds) or obligations in respect of expenditure (including any obligation in respect of the capital element of any finance lease, operating lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefore or additions or improvements thereto in each case which would be consistent with the Borrower's accounting policies and in line with US GAAP, together with costs incurred in connection therewith.
"Debt Service" means in respect of the Borrower any due and payable fees, Net Interest Expense and repayments of principal in respect of any loan granted to the Borrower excluding amounts of principal and interest on loans granted by any member of the First Solar Group.
"DSCR" means the ratio of CAFDS to Annualised Debt Service.
"EBITDA" means the Borrower's net results plus interest expenses minus interest income plus taxes plus depreciation plus amortization (excluding in each case extraordinary items) plus cash injections during any cure period/grace period of a Financial Covenant.
"Net Interest Expense" means in respect of the Borrower all interest due and payable (excluding all interest due and payable on any loans granted by another member of the First Solar Group to the Borrower) minus all interest earned.
"Total Debt" means, in respect of any Financial Year, all moneys borrowed (including debt incurred under any bill of exchange) of the Borrower plus (to the extent not already included under moneys borrowed):

(a)	the amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	the amount incurred by acceptance of any certificate of indebtedness;

(c)	the amount of any mezzanine capital of the Borrower;

(d)	the amount of any liability in respect of any lease or hire purchase contract;

(e)	the amount of any trade liability with a remaining period of one (1) year and more;

(f)	the amount of any liability of the Borrower against another member of the First Solar Group with a remaining period of one (1) year and more; and

(g)	the amount of any subordinated shareholder loan granted to the Borrower (excluding the amount of any shareholder loan granted to cure a breach of any covenant under this Clause 19).
"Total Equity" means, in respect of any Financial Year, the paid-in capital, ordinary share capital or subscribed capital of the Borrower:

(a)	plus capital reserves;

(b)	after taking into account any retained earnings and accumulated deficits;

(c)	after taking into account any net income and net loss;

(d)	minus any receivables against shareholders;

(e)	plus any liabilities towards shareholders if subordinated to the claims of the Finance Parties against the Borrower under the Finance Documents; and

(f)	plus any subordinated shareholder debt.

19.2	Financial Condition
The Borrower shall:

(a)
Total Debt to Equity Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Total Debt to Total Equity is not higher than 75 per cent., to be calculated the first time at the end of the Financial Year 2010.

(b)
Total Leverage Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Total Debt to Annualised EBITDA is not above 4.5 in its Financial Year 2010 and thereafter, to be calculated the first time at the end of the Financial Year 2010.

(c)
Interest Coverage Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Annualised EBITDA to Annualised Net Interest Expense is not less than 4.0, to be calculated the first time at the end of the Financial Year 2010.

(d)
Debt Service Coverage Ratio: ensure that at the end of each quarter of each Financial Year the Annualised DSCR is not less than 2.5, to be calculated the first time at the end of the Financial Year 2010.

19.3	No Event of Default
The Borrower may cure a breach of any covenant under this Clause 19 within twenty (20) Business Days from the earlier of (i) the Borrower becoming aware of such breach and (ii) notification by the Facility Agent of such breach by procuring the provision of further equity or shareholder loans subordinated in accordance with the terms of the Subordination Agreement to the Borrower. Upon provision of such further equity and subordinated loans respectively the ratios set out in this Clause 19 will be recalculated taking into account such further equity and subordinated loans respectively. Where any such breach of a covenant under this Clause 19 is cured in accordance with this paragraph no Event of Default will arise as a consequence of that breach.

20.	COVENANTS

20.1	Positive Covenants
The Borrower shall:

(a)
Maintenance of Legal Validity and Legal Status: (i) do all things necessary to maintain its existence as a legal person and to ensure the legality, validity, enforceability or admissibility in evidence in Malaysia of the Transaction Documents including the obtaining and maintaining of all applicable Authorisations necessary for the Project and the performance of its obligations under the Transaction Documents, as and when required, and, (ii) on request of the Facility Agent, shall supply copies (certified by an Authorised Signatory of the Borrower as true, complete and up to date) of any such Authorisations and (iii) comply with all applicable laws and Authorisations, except a failure to comply with this Clause 20.1(a)(i) and (iii) would not reasonably be expected to have a Material Adverse Effect;

(b)
Applicable social, health and safety guidelines: comply in all material respects with all applicable social, health and safety guidelines except where a failure to comply with this covenant would not be expected to have a Material Adverse Effect;

(c)
Notification of Events of Default and Material Adverse Effect: promptly inform the Facility Agent of the occurrence of any Event of Default, Potential Event of Default or Material Adverse Effect of which it is aware and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default, Potential Event of Default or Material Adverse Effect has occurred of which it is aware;

(d)
Transaction Documents: enter into, maintain in full force and effect, perform all its obligations under, and otherwise comply in all material respects with all Transaction Documents, provided that the Borrower shall have the right to terminate a Project Document in accordance with its terms;

(e)
Project Documents: promptly provide details of any cancellation, termination, change or waiver under any of the Project Documents which might have a material impact on the Project in particular, but not limited to, cancellations, terminations, changes or waivers of the terms of payment, the delivery dates and/or the specifications of the Equipment contained in any Project Document;

(f)	Information to ECA-Guarantor: allow the Facility Agent to give information to the ECA-Guarantor regarding the Borrower, the Project and in connection with the Transaction Documents;

(g)
ECA-Fee Shortfall: pay to the Facility Agent on its first written demand (auf erstes Anfordern) any ECA-Fee Shortfall to be forwarded by the Facility Agent to the ECA-Guarantor together with the relevant proceeds of the relevant Facility in order to meet the payment obligations in relation to the ECA-Fees as invoiced by the ECA-Guarantor in any invoice in relation to a Facility;

(h)
Inspection: allow the Facility Agent, Security Agent (including any of their delegates appointed by either the Facility Agent or the Security Agent) and the Lenders to inspect the Project and the books and records of the Borrower at any reasonable time during normal business hours and with at least seven (7) days prior notification thereof;

(i)	Claims Pari-Passu: ensure that at all times the claims of the Lenders against it under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors;

(j)	No Immunity: waive any immunity from suit or enforcement;

(k)
Environmental Compliance: comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and notify the Facility Agent, promptly after a responsible officer becomes aware of the same of:

(i)	any Environmental Claim made on it or to any occupier of any property owned or leased by it under any Environmental Law which may affect the compliance with this Agreement; and

(ii)	any circumstances which arise whereby any material remedial action is likely to be required to be taken by, or at the expense of, it pursuant to any Environmental Law;

(l)
Notification of Litigation etc.: promptly provide the details of each litigation, arbitration or administrative proceedings which are current, and, to the best of its knowledge, threatened or pending against the Borrower with an amount in dispute of more than USD 10,000,000 (or its equivalent in any other currency);

(m)
Insurance: keep and maintain effective and in full force adequate insurance policies for building risk and property insurance in respect of the Project (the "Insurances") with insurers with international reputation, pay the premium in time and promptly upon reasonable request provide to the Facility Agent copies of all cover notes and policies (including endorsements) issued from time to time in relation to each insurance, and of all changes requested or effected thereto;

(n)	Financial Statements: prepare its financial statements in accordance with IFRS or US GAAP;

(o)	Approvals required pursuant to the Fire Services Act 1988: obtain the approvals required pursuant to the Fire Services Act 1988 in April 2012 at the latest.

20.2	Negative Covenants
The Borrower shall not (by action or omission) without the prior written consent of the Facility Agent which shall not be unreasonably withheld or delayed:

(a)	Negative Pledge: create or permit to subsist any Encumbrance over the Equipment or parts thereof other than any Permitted Encumbrance;

(b)	Disposals: sell, lease, transfer or otherwise dispose of the whole or any part of the Equipment other than by way of a Permitted Disposal;

(c)	Guarantees: guarantee the satisfaction of obligations of any person other than:

(i)	officers and employees if the guarantee in each case does not exceed USD 1,000,000 (or its equivalent in any other currency) per officer and employee respectively;

(ii)	obligations to local utilities and/or governmental agencies if such guarantee is requested by utilities and/or governmental agencies as standard business practice; and

(iii)	guarantees not falling under the above paragraphs (i) and (ii) of this covenant and which do not exceed USD 20,000,000 (or its equivalent in any other currency) in aggregate outstanding at any time.

(d)	Change of Business: make any changes to the general nature of its business or carry on any other business which results in any change to the general nature of such business;

(e)
Merger or Consolidation: enter into any amalgamation, merger, demerger or consolidation, or undertake any corporate or financial restructuring except for within the First Solar Group or if the Borrower is the surviving entity, provided, however, the Borrower provides the Facility Agent not later than ten (10) Business Days prior to such amalgamation, merger or consolidation with an updated Budget taking into account such amalgamation, merger or consolidation and containing a detailed calculation of forecasts in relation to all Financial Covenants for the twelve (12) months following the date of such Budget showing that such Financial Covenants will not be breached as a result of such amalgamation, merger or consolidation;

(f)	Illegal Payment: offer, give, receive or solicit any illegal payment or improper advantage to any person in connection with the Project;

(g)
Contracts with members of First Solar Group: enter into any contract with other members of the First Solar Group otherwise than on terms no less favourable to the Borrower than arm's length terms and in the ordinary course of business.

21.	EVENTS OF DEFAULT

21.1
Each of the following circumstances constitutes an Event of Default for the purpose of this Agreement, irrespective of whether or not caused by any reason within the control of the Borrower or any other person, is voluntary or involuntary or arises or is effected by operation of applicable law. Each Event of Default may be relied upon by the Facility Agent and the Lenders severally and independently from any other Event of Default:

(a)	Payment Obligations: failure by the Borrower to make:

(i)	any payment of principal or interest due under and in accordance with this Agreement within five (5) Business Days from the due date thereof; and/or

(ii)	any other payment due under the Finance Documents within five (5) Business Days from a notification by the Facility Agent of the Borrower’s failure to pay;

(b)	Representations and Warranties etc: any representation, warranty or statement made by the

Borrower or the Sponsor in or pursuant to any Transaction Document, the Hermes Guarantee, any certificate, statement or opinion delivered by or on behalf of the Borrower or the Sponsor hereunder or in connection herewith is or proves to have been incorrect, untrue or misleading in a material respect when made or delivered, unless the circumstances giving rise to the misrepresentation are capable of remedy and remedied within fifteen (15) Business Days from the earlier of (i) the Borrower becoming aware of the misrepresentation and (ii) notification by the Facility Agent of such misrepresentation;

(c)
Covenants: subject to Clause 19.3 (No Event of Default) the Borrower or the Sponsor breaches any covenant or material obligation under any Transaction Document (other than Clause 20.1(c) (Notification of Events of Default and Material Adverse Effect) in respect of a Potential Event of Default) which, if capable of being remedied, has not been remedied to the satisfaction of the Facility Agent within fifteen (15) Business Days from the earlier of (i) the Borrower becoming aware of such breach, (ii) notification by the Facility Agent of such breach, and (iii) any such document is terminated (otherwise than by reason of full performance in accordance with its terms);

(d)
Insolvency and Rescheduling: the Sponsor or the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for the Sponsor, the Borrower or all or any material part of its property without the application or consent of the Sponsor or the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days, or any proceeding under any Debtor Relief Law relating to the Sponsor or the Borrower or to all or any material part of its property is instituted without the consent of the Sponsor or the Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(e)
Winding-up: the Borrower or the Sponsor takes any corporate action or any other steps are taken or legal proceedings are started for its winding-up, dissolution, liquidation or reorganisation or other relief with respect to it or its debts or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any part or all of its assets;

(f)	Indebtedness:

(i)
any Financial Indebtedness of the Borrower is not paid when due (nor within any originally applicable grace periods) or is declared to be or otherwise becomes due and payable prior to its specified maturity (or within any originally applicable grace periods) as a result of an event of default (however described) unless such Financial Indebtedness is contested in good faith and reserved for; or

(ii)
any creditor of the Borrower has declared any Financial Indebtedness of the Borrower due and payable prior to its specified maturity (after the expiry of any originally applicable grace periods) as a result of an event of default (howsoever described); or

(iii)	any security (other than under a Security Document) securing Financial Indebtedness over any asset of the Borrower become enforceable for the amount of such Financial

Indebtedness,
provided that no Event of Default will occur under Clauses (f) (i) to (iii) as applicable unless the aggregate amount of any such Financial Indebtedness under the relevant sub-clause is USD 5,000,000 (or its equivalent in any other currency) or more;

(g)	Change of Control: the Sponsor ceases to:

(i)	own (directly or indirectly) more than 50 per cent. of the entire issued share capital of the Borrower; or

(ii)	control (directly or indirectly) the Borrower.

(h)
Invalid, Non-binding and Non-enforceable Obligations: a provision of the Finance Documents is not legal, valid, binding and enforceable subject, however, to any general principles of law and qualifications as to matters of law set out in any legal opinion to be delivered to the Facility Agent pursuant to Clause 2.3(a)(i) (Conditions Precedent);

(i)	Security: any material security pursuant to the Security Documents has not been provided on the due date or ceases to be in full force and effect;

(j)	Sponsor's Guarantee: any event of default under the Sponsor's Guarantee;

(k)
Material Adverse Effect: any other event or circumstance (or series of events or circumstances) occurs that has a Material Adverse Effect, subject, however, to general principles of law and qualifications as to matters of law set out in any legal opinion to be delivered to the Facility Agent pursuant to Clause 2.3(a)(i) (Conditions Precedent) unless the Facility Agent is satisfied that the Sponsor will perform under the Sponsor's Guarantee and such performance is capable to remedy such Material Adverse Effect.

21.2	Acceleration and Cancellation
Upon the occurrence of an Event of Default and at any time thereafter while such Event of Default is continuing, the Facility Agent may and shall upon the direction of all Lenders and the ECA-Guarantor by notice to the Borrower:

(a)
declare all or any part of the Advances to be immediately due and payable or declare all or any part of the Advances to be due and payable on its demand (whereupon the same will become so payable together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents); and/or

(b)
declare that any unutilised portion of the Facility will be cancelled, whereupon the Lenders' undrawn Commitments shall be cancelled and each Lender's undrawn Commitment will be reduced to zero, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clauses 21.1(d) (Insolvency and Rescheduling) and 21.1(e) (Winding Up), the undrawn Commitments of each Lender will immediately be reduced to zero and all Advances and other sums then owed by the Borrower hereunder shall become immediately due and payable; and/or

(c)	exercise all rights and remedies under any Finance Document or instruct the Security Agent to do so; and/or

(d)	to exercise the rights of the Lenders in relation to the Hermes Guarantee or any security in accordance with the Security Documents.

21.3	Advances Due on Demand
If, pursuant to Clause 21.2(a), the Facility Agent declares all or any part of the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter the Facility Agent may by notice to the Borrower:

(a)
require repayment of all or such part of the Facility on such date as it may specify in such notice (whereupon the same will become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents); and/or

(b)	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

21.4	Participation of the ECA-Guarantor
Upon becoming aware of the occurrence of an Event of Default in accordance with the terms of this Agreement, the Facility Agent will promptly inform the ECA-Guarantor thereof.

22.	FEES

22.1	Upfront Fee for the Facilities

(a)	The Borrower shall pay to the Facility Agent in form of a one time upfront payment:

(i)	for the account of the Arranger 1 an arrangement fee of 0.35 per cent. and

(ii)	for the account of the Lenders a participation fee of 0.65 per cent.
of the aggregate amount of, as at the date of the Facility Agreement, the Facilities.

(b)
The arrangement fee for the Facilities pursuant to paragraph (a)(i) above shall be due and payable on the earlier of (i) the date of the first Utilisation and (ii) three (3) months after the date of this Agreement, into an account to be specified by the Facility Agent to the Borrower in writing.

(c)
The participation fee for the Facilities pursuant to paragraph (a)(ii) above shall be due and payable on the date of the first Utilisation into an account to be specified by the Facility Agent to the Borrower in writing.

22.2	Commitment Fee
The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee on the amount of such Lender's Available Commitment from day to day during the relevant Availability Period, such commitment fee to be calculated at the rate of 0.35 per cent. per annum and being due and payable in EUR in arrears on the last day of each calendar quarter during the relevant Availability Period and on the relevant Final Availability Date.

22.3	Agency Fee

The Borrower shall pay to the Facility Agent (for the account of the Facility Agent) an agency fee in the amount and at the times agreed in the Fee Letter.

22.4	Payments
All payments to be made by the Borrower to any of the Finance Parties under this Clause 22 (Fees):

(a)	shall be paid in immediately available, freely transferable, cleared funds;

(b)	shall be paid in Euro; and

(c)
are exclusive of any VAT. If VAT is chargeable in respect of any of the fees payable under this Clause 22 (Fees), the Borrower shall, at the same time as such payment is due and payable, pay any applicable VAT.

23.	COSTS AND EXPENSES

23.1	Transaction Expenses
The Borrower shall, from time to time on demand of the Facility Agent or the Security Agent, reimburse each of the Facility Agent, the Security Agent and the Arrangers for all reasonable expenses (including fees of any Advisor) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of the Finance Documents and the completion of the transactions contemplated in each case therein provided that any such expenses are within the limits agreed in writing between the Arrangers and the Borrower prior to the making of any such expenses. The Facility Agent and the Security Agent shall consult with the Borrower in respect of any expenses expected to be paid by the Facility Agent and/or the Security Agent in excess of EUR 10,000 and for each increase of at least EUR 10,000 in the aggregate amount of expenses.

23.2	Preservation and Enforcement of Rights
The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of such parties under the Finance Documents (including, without limitation, any costs and expenses relating to any investigation as to whether or not an Event of Default has occurred or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default).

23.3	Stamp Taxes
The Borrower shall pay all stamp, registration and other taxes to which the Finance Documents, any other document referred to in the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Lenders against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

23.4	Amendment Costs
If the Borrower requests any amendment, waiver or consent then the Borrower shall, within ten (10) Business Days of demand by the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all costs and expenses (including legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

23.5	Translation Costs
The Borrower shall, within ten (10) Business Days of demand by the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all reasonable costs and expenses (including such costs and expenses of a legal adviser) together with any VAT thereon incurred by the Facility Agent, the Security Agent or any Lender by reason of such person having to have translated into English, Malay or German, as the case may be, any notice or other communication made or delivered under this Agreement or any other documents required to be delivered under or in connection with this Agreement or any other Transaction Document unless already accompanied by a relevant certified translation into English, Malay or German, as the case may be and except for a translation from the German language into the English language and vice versa.

23.6	Reimbursement of VAT
The Borrower shall only be obliged to reimburse any VAT payable in accordance with Clauses 23.1 (Transaction Expenses) to 23.5 (Translation Costs) if the respective Party entitled to reimbursement thereunder confirms that it is not legally entitled to deduct input tax (Vorsteuerabzugsberechtigung) in respect of the amounts to be reimbursed.

23.7	Lenders' Liabilities for Costs
If the Borrower fails to perform any of its obligations under this Clause 23 (Costs and Expenses), each Lender shall, in the proportion borne by its share of the Loans (or, if no Advances have been made, its Available Commitments) to the amount of the Loans (or, if no Advances have been made, the Available Facilities) for the time being (or, if the Loans have been repaid in full, immediately prior to the final repayment thereof), indemnify each of the Facility Agent and the Security Agent against any loss incurred by any of them as a result of such failure.

24.	INDEMNITY AND BREAK COSTS

24.1	Indemnities
The Borrower undertakes to indemnify each of the Lenders, the Facility Agent and the Security Agent, except where any such costs, loss, expense or liability results from a Lender's, the Facility Agent's or the Security Agent's gross negligence or wilful misconduct, against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower and/or the Sponsor in the performance of any of the obligations expressed to be assumed by it in any of the Transaction Documents.

24.2	Break Costs
If:

(a)	in relation to any Facility any payment or (voluntary or mandatory) prepayment is made otherwise than on the last day of an Interest Period applicable thereto; or

(b)	in relation to all Facilities any other payment is made otherwise than on the due date therefore;

or

(c)	in relation to all Facilities any Advance requested is not made (other than by reason of default or negligence by a Finance Party);
then the Borrower will, except such payment or prepayment results from the application of Clause 15 (Illegality) pay to the Facility Agent for the account of each Lender to which such payment is made or who participated in the Advance requested its Break Costs.
"Break Costs" means the amount (if any) by which:

(a)
the amount of interest which a Lender would have received (excluding Margin) for the period from the date of receipt of any part of the Loan or an overdue amount to the last day of the applicable Interest Period for the Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

exceeds

(b)
the amount of interest which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a bank operating in the European Union (selected by that Lender) which has short term unsecured debt instruments in issue with a rating of F1(+) (or better) by Fitch, P-1 (or better) by Moody's or A-1(+) (or better) by S&P for period starting on the Business Day following receipt and ending on the last day of the current Interest Period.

25.	PAYMENTS

25.1	Notification of Payments
Without prejudice to the liability of each party hereto promptly to pay each amount owing by it hereunder on the due date therefore, whenever a payment is expected to be made by any of the parties hereto, the Facility Agent shall, at least two (2) Business Days prior to the expected date for such payment, notify all the parties hereto of the amount, currency and timing of such payment and the identity of the party liable to make such payment and issue invoices in relation to such payments if requested, for example, for VAT purposes.

25.2	Payments to the Facility Agent

(a)
On each date on which this Agreement requires an amount to be paid by the Borrower or a Lender and the Borrower or, as the case may be, such Lender shall make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

(b)
Unless otherwise permitted, all payments required to be made by the Borrower to the Lenders under any Finance Document will be made in euro to the Facility Agent on the due date therefore not later than 10:00 a.m.. If a payment is due on a day which is not a Business Day, the due date for that payment will instead be the immediately next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

25.3	Distributions by the Facility Agent

(a)	Save as otherwise provided herein, each payment received by the Facility Agent pursuant to

Clause 25.2 (Payments to the Facility Agent) shall be made available by the Facility Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank as such person shall have previously notified to the Facility Agent.

(b)
A payment will be deemed to have been made by the Facility Agent on the date on which it is required to be made under this Agreement if the Facility Agent can demonstrate that it has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Facility Agent in order to make the payment. For the avoidance, the Borrower shall not have any liability towards the Lenders for any failure by the Facility Agent in respect of any distribution by the Facility Agent to the Lenders.

25.4	No Set-off
All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

25.5	Clawback
Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until the Facility Agent has been able to establish to its satisfaction that the Facility Agent has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

25.6	Partial Payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligation of the Borrower under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata according to the respective amount thereof, of any unpaid fees, costs and expenses due to the Finance Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata according to the respective amount thereof, of any accrued interest due and payable under this Agreement;

(iii)	thirdly, in or towards payment pro rata according to the respective amount thereof, of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata according to the respective amount thereof, of any other sum due but unpaid under this Agreement, unless and to the extent a deviating application of such payments received is prescribed by the ECA Guarantor.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

26.	Sharing

26.1	Payments to Lenders
If a Lender (a "Recovering Bank") applies any receipt or recovery from the Borrower to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 25 (Payments), then such Recovering Bank shall:

(a)	notify the Facility Agent of such receipt or recovery;

(b)
at the request of the Facility Agent, promptly pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by such Recovering Bank as its share of any payment to be made under this Agreement.

26.2	Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it rateably between the Lenders (other than the Recovering Bank).

26.3	Recovering Bank's Rights
The Lenders (other than the Recovering Bank) will assign to the Recovering Bank the claims (or the proof thereof) to which the Sharing Payment is allocated and if and to the extent the Recovering Bank is not able to rely on the assignment the Borrower shall be liable to the Recovering Bank in an amount equal to that assigned claim.

26.4	Repayable Recoveries
If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

(a)
each party which has received a share of such Sharing Payment pursuant to Clause 26.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

(b)
such Recovering Bank's rights of assignment shall be cancelled and the Borrower will be liable to the reimbursing of the party for the amount so reimbursed and the Recovering Bank shall re-assign any claims assigned to it pursuant to Clause 26.3 (Recovering Bank's Rights).

26.5	Exception
This Clause 26 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the Borrower.

26.6	Recoveries Through Legal Proceedings
If any Lender intends to commence any action in any court it shall give prior notice to the Facility

Agent and the other Lenders. If any Lender shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Lender shall not be required to share any portion of such amount with any Lender which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

27.	THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGERS AND THE LENDERS

27.1	Appointment of the Agents
Each of the Lenders appoints the Facility Agent and the Security Agent, in each case to act as its agent in connection with the Finance Documents and the Hermes Guarantee and authorises the Facility Agent and the Security Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to such agent by the terms hereof and thereof together with all such rights, powers, authorities and discretions as are incidental thereto.

27.2	Agent's Discretions
Each of the Facility Agent and the Security Agent may:

(a)
assume, unless it has, in its capacity as agent for the Lenders, received notice to the contrary from any other party hereto or upon it becoming aware in the case of any default by the Borrower in the payment of principal or contractual interest hereunder, that (i) any representation made by the Borrower in connection with the Finance Documents is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) no party is in breach of or default under its obligations under the Transaction Documents and (iv) any right, power, authority or discretion vested herein upon the Majority Lenders, the Lenders or any other person or group of persons has not been exercised;

(b)
assume that (i) the Facility Office of each Lender is that notified to it by such Lender in writing and (ii) the information provided by each Lender pursuant to Clause 31 (Notices) is true and correct in all respects until it has received from such Lender notice of a change to its Facility Office or any such information and act upon any such notice until the same is superseded by a further such notice;

(c)
engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	rely as to any matters of fact upon a certificate signed by or on behalf of the Borrower or any Shareholder or Sponsor;

(e)	rely upon any communication or document believed by it to be genuine;

(f)
(other than in respect of, and in connection with, Clause 10.1, where each Lender may instruct the Facility Agent and/or the Security Agent to enforce such Lender's rights contained in Clause 10.1)) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(g)
refrain from acting in accordance with any instructions of the Majority Lenders or the Lenders to begin any legal action or proceeding arising out of or in connection with the Finance Documents and the Hermes Guarantee until it shall have received such Security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

27.3	Facility Agent's Obligations
The Facility Agent shall:

(a)	promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Borrower under the Finance Documents;

(b)
promptly notify each Lender of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under the Finance Documents of which the Facility Agent has notice from any other party hereto (or, in the case of the Facility Agent, any default by the Borrower in the payment of principal or contractual interest hereunder of which it is aware);

(c)
(save as otherwise provided herein, and other than in respect of, and in connection with, Clause 10.1, where each Lender may instruct the Facility Agent to enforce such Lender's rights contained in Clause 10.1), act as agent hereunder in accordance with any instructions given to it by the Majority Lenders, which instructions shall be binding on the Arrangers, the Security Agent and the Lenders;

(d)	if so instructed by the Majority Lenders, refrain from exercising any right, power or discretion vested in it as agent hereunder; and

(e)
use its reasonable efforts to obtain the Hermes Guarantee and to comply with any conditions contained therein, whereas each Lender will, upon request by the Facility Agent, support, and provide requested information to, the Facility Agent in order to enable the Facility Agent to comply with its obligations contained in this paragraph (e).

The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature unless otherwise provided for therein.

27.4	Excluded Obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, neither the Facility Agent, the Security Agent nor the Arrangers shall:

(a)
be bound to enquire as to (i) whether or not any representation made or deemed to be made by the Borrower in connection with the Finance Documents is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default (other than, in the case of the Facility Agent, any default by the Borrower in the payment of principal or contractual interest hereunder), (iii) the performance by the Borrower of its obligations under the Finance Documents or (iv) any breach of or default by the Borrower of or under its obligations under the Finance Documents;

(b)	be bound to account to any Lender or any other party for any sum or the profit element of any sum received by it for its own account;

(c)	be under any obligations other than those for which express provision is made herein; or

(d)	be or be deemed to be a fiduciary for any other party hereto.

27.5	Indemnification
Each Lender shall, from time to time on demand by the Facility Agent or the Security Agent, indemnify the Facility Agent and the Security Agent, in the proportion of its share of the Loan (or, if no Advances have been made, its Available Commitments) bears to the amount of the Loan (or, if no Advances have been made, the Available Facilities) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Facility Agent or Security Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder or under the other Finance Documents.

27.6	Security Agent as trustee

(a)
The Security Agent declares that it holds all rights, title and interests in, to and under those Finance Documents to which it is a party and expressed to be a trustee (acting as trustee for the Finance Parties), and all proceeds of the enforcement of such Finance Documents, on trust for the Finance Parties from time to time. This trust shall remain in force even if the Security Agent (in whatever capacity) is at any time the sole Finance Party.

(b)	The Security Agent, in its capacity as trustee or otherwise under any Finance Document or the Hermes Guarantee is not liable for any failure:

(i)	to require the deposit with it of any Finance Document or the Hermes Guarantee or any other documents in connection with any Finance Document or the Hermes Guarantee;

(ii)
in it holding any Finance Document or the Hermes Guarantee or any other documents in connection with any Finance Document or the Hermes Guarantee in its own possession or to take any steps to protect or preserve the same including permitting the Borrower to retain any such title deeds, any Finance Documents, the Hermes Guarantee or any other documents;

(iii)
to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Finance Document or the Hermes Guarantee;

(iv)
to take or require the Borrower to take any step to render the Security created or purported to be created by or pursuant to any such Finance Document or the Hermes Guarantee effective or to secure the creation of any ancillary Security under the laws of any jurisdiction;

(v)	to require any further assurances in relation to any such Finance Document or the Hermes Guarantee; or

(vi)	to insure any asset or require any other person to maintain any such insurance or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.

(c)
The Security Agent may accept, without enquiry, any right or title the Borrower may (or may purport to) have to any asset which is the subject of any such Finance Document or the Hermes Guarantee and shall not be bound or concerned to investigate or make any enquiry into the right or title of the Borrower to any such asset or to require the Borrower to remedy any defect in its right or title to the same.

(d)
Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Security Agent in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Agent in any investment which may be selected by the Security Agent with the consent of the Majority Lenders. Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

27.7	Resignation of the Facility Agent or Security Agent

(a)
The Facility Agent or Security Agent may resign and appoint one of its affiliates acting through an office in Germany as successor by giving notice to the other parties or, in the case of the Security Agent, to the Facility Agent on behalf of the Lenders, and to the Borrower.

(b)
Alternatively the Facility Agent or Security Agent may resign by giving notice to the other Finance Parties or, in the case of the Security Agent, to the Facility Agent on behalf of the Lenders, and to the Borrowers, in which case the Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent, as appropriate.

(c)
If the Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent (acting through an office in Germany).

(d)
The retiring Facility Agent or, as the case may be, Security Agent shall, at its own cost, make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or, as the case may be, Security Agent under the Finance Documents and the Hermes Guarantee.

(e)
The Facility Agent's or, as the case may be, the Security Agent's resignation notice shall only take effect upon the appointment of a successor and, in the case of the Security Agent, the transfer of all of the Security for the Loans held by the incumbent to that successor.

(f)	Upon the appointment of a successor:

(i)
the retiring Facility Agent or, as the case may be, Security Agent shall be discharged from any further obligation in respect of the Finance Documents and the Hermes Guarantee but shall remain entitled to the benefit of this Clause 27; and

(ii)	the successor Facility Agent or, as the case may be, Security Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(g)
With the prior written consent of the Borrower (such consent not to be unreasonably withheld), the Lenders may, by notice to the Facility Agent or to the Security Agent, as appropriate, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or Security Agent shall resign in accordance with paragraph (b) above.

27.8	Exclusion of Liabilities
Except in the case of gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz), none of the Facility Agent, the Security Agent or the Arrangers accept any responsibility to any other Finance Party:

(a)
for the adequacy, accuracy and/or completeness or any information supplied by the Facility Agent, the Security Agent, the Arrangers, by the Borrower or by any other person in connection with the Finance Documents or the Hermes Guarantee, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(b)	for the adequacy, accuracy and/or completeness of any translation;

(c)
for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Hermes Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

(d)
for the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with the Finance Documents, the Hermes Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee.

Accordingly, none of the Facility Agent, the Security Agent or the Arrangers shall be under any liability in respect of such matters, save in the case of gross negligence or wilful misconduct.

27.9	No Actions
Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Facility Agent, the Security Agent or the Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 27.8 (Exclusion of Liabilities).

27.10	Business with the Group
The Facility Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the First Solar Group.

27.11	Own Responsibility
It is understood and agreed by each Lender that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents and the Hermes Guarantee including, but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower,

any Shareholder, Sponsor;

(b)
the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents, the Hermes Guarantee and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee;

(c)
whether such Lender has recourse, and the nature and extent of that recourse, against the Borrower or any other person or any of their respective assets under or in connection with the Finance Documents or the Hermes Guarantee, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee; and

(d)
the adequacy, accuracy and/or completeness of information provided by the Facility Agent, the Security Agent, each of the Arrangers, the Borrower, or by any other person in connection with the Finance Documents or the Hermes Guarantee, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee.

Accordingly, each Lender acknowledges to the Facility Agent, the Security Agent and the Arrangers that it has not relied on and will not hereafter rely on the Facility Agent, the Security Agent or the Arrangers or any of them in respect of any of these matters.

27.12	Agency and Trustee Division Separate
In acting as agent or trustee under the Finance Documents for the Lenders, the Facility Agent and the Security Agent shall be regarded as acting through its agency division or, as the case may be, trustee division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 27 (The Facility Agent, the Security Agent, the Arrangers and the Lenders) any information received by some other division or department of the Facility Agent or Security Agent may be treated as confidential and shall not be regarded as having been given to the Facility Agent's or Security Agent's agency or trustee division.

28.	ASSIGNMENTS AND TRANSFERS

28.1	Binding Agreement
This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

28.2	No Assignments and Transfers by the Borrower
The Borrower shall not be entitled to assign, transfer or otherwise dispose of all or any of its rights, benefits and obligations under the Finance Documents.

28.3	Assignments and Transfers by the Lenders

(a)	Each of the Lenders (a "Transferor") may at any time:

(i)	assign any of its rights and benefits (an "Assignment"); or

(ii)	transfer any of its rights and obligations (a "Transfer"); or

(iii)	otherwise dispose of any of its rights and obligations (including, but not limited to, by way of sub-participation)
under this Agreement, the Hermes Guarantee and/or any Security Document in whole or in part to third parties (each a "Transferee") subject to Clause (b) and will subsequently inform the Borrower.

(b)	Any Assignment or Transfer (save for sub-participations) will only be permissible

(i)
upon prior written consent of the Borrower (such consent not to be unreasonably withheld; an increase in the Tax Deduction obligations of the Borrower shall be a reason where consent may be withheld by the Borrower. However, the Borrower– as the case may be – together with the relevant existing and/or future Lender shall use their best efforts to obtain any potentially available exemptions to reduce or mitigate such potentially increased Tax Deduction. If and when such measures result in a situation where after the Transfer the Tax Deduction obligations of the Borrower would be comparable to those of the transferring/assigning Lender prior to the Transfer, the consent may no longer be withheld on such grounds.);

(ii)
if such Assignment and/or Transfer is permitted under the general conditions of the Hermes Guarantee (Allgemeine Bedingungen – Garantien für gebundene Finanzkredite (FKG)) and the supplementary provisions relating to the assignment of guaranteed amounts (Allgemeine Bedingungen – Ergänzende Bestimmungen für Forderungsabtretungen (AB-FAB)); and

(iii)	if it refers to a minimum of EUR 5,000,000
unless such Assignment and/or Transfer is intended to be made to another existing Lender, an affiliate of an existing Lender, the ECA-Guarantor or the Federal Republic of Germany or an Event of Default has occurred and is continuing and provided that such Assignment and/or Transfer is permitted under the general conditions of the Hermes Guarantee (Allgemeine Bedingungen – Garantien für gebundene Finanzkredite (FKG)) and the supplementary provisions relating to the assignment of guaranteed amounts (Allgemeine Bedingungen – Ergänzende Bestimmungen für Forderungsabtretungen (AB-FAB)).
If a generally permitted Assignment and/or Transfer is intended to be made to an affiliate of an existing Lender, the Borrower may object to such Assignment and/or Transfer, if this would result in an increased Tax Deduction obligation of the Borrower. However, the Borrower– as the case may be – together with the relevant existing and/or future Lender or its affiliate shall use their best efforts to obtain any potentially available exemptions to reduce or mitigate such potentially increased Tax Deduction. If and when such measures result in a situation where after the Transfer the Tax Deduction obligations of the Borrower would be comparable to those of the transferring/assigning Lender prior to the Transfer, an objection of the Borrower shall no longer be effective. The Borrower may not object to an Assignment and/or Transfer pursuant to this paragraph in cases where an Event of Default has occurred and is continuing.

(c)	A Transfer will only become effective upon execution by the Transferor and the Transferee and countersignature by the Facility Agent of a transfer agreement substantially in the form of Schedule 2 (Form of Transfer Agreement) (the "Transfer Agreement"). Upon the Transfer becoming effective, and for such part of the Transferor’s rights and obligations, as is transferred, the Transferor shall be released from its obligations under the Finance Documents and all other related documentation, and its rights and obligations under such documents shall transfer to and vest in the Transferee provided that it will be the sole responsibility of the Transferee to ensure that any additional action which may be required for securing the valid transfer to it of any rights in respect of the Hermes Guarantee and/or the security under the applicable Security Documents is taken.

(d)
The Facility Agent shall consult the Borrower of a proposed Assignment and/or Transfer at least 10 days in advance. Any Transferor shall give timely notice of any proposed Transfer to the Facility Agent in order to enable the Facility Agent to inform the Borrower of such Transfer with a notice period of at least 10 days.

28.4	Assignment and Transfer Fees
On the date upon which an Assignment or a Transfer (save for sub-participation) takes effect the relevant assignee or Transferee shall pay to the Facility Agent for its own account a fee of EUR 3,000.

28.5	Disclosure of Information
Any Lender may disclose to any person:

(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

(b)
with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(c)	to the ECA-Guarantor and the Federal Republic of Germany, or

(d)	to whom information may be required to be disclosed by any applicable law:
such information about the Borrower, the Shareholders, the Sponsor, the Project and the Transaction Documents as such Lender shall consider appropriate provided that in relation to sub-Clauses (a) and (b) the person to whom such information is to be given has first entered into a confidentiality agreement or is otherwise bound by duties of bank secrecy. The confidentiality restrictions in this Clause shall not apply to:

(e)	information already known to a recipient otherwise than in breach of this Clause or any other confidentiality obligation binding upon the disclosing party;

(f)	information also received from another source on terms not requiring it to be kept confidential; and

(g)	information which is or becomes publicly available otherwise than in breach of this Clause or any other confidentiality obligation binding upon the disclosing party.

29.	CALCULATIONS AND EVIDENCE OF DEBT

29.1	Basis of Accrual

Interest, commitment fee and default interest shall accrue from day to day and shall be calculated in relation to each Advance made or to be made under a Facility on the basis of a year of 360 days for amounts denominated in EUR (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed. The same shall apply mutatis mutandis in respect of the agency fee pursuant to Clause 22.3 (Agency Fee).

29.2	Evidence of Debt
Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

29.3	Control Accounts
The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance and each Lender's share therein, (b) the amount of all principal, interest and other sums due or to become due from the Borrower and each Lender's share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Lender's share therein.

29.4	Prima Facie Evidence
In any legal action or proceeding arising out of or in connection with any Finance Document, the entries made in the accounts maintained pursuant to Clause 29.2 (Evidence of Debt) and Clause 29.3 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

30.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

30.1	Remedies and Waivers
No failure to exercise, nor any delay in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

30.2	Partial Invalidity
If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

31.	NOTICES

31.1	Communications in Writing
Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

31.2	Addressees
Any communication or document to be made or delivered pursuant to the Finance Documents shall

(unless the recipient of such communication or document has, by fifteen days' written notice to the Facility Agent, specified another address or fax number) be made or delivered to the address or fax number:

(a)	in the case of the Facility Agent and the Security Agent, identified with its name on the signature page;

(b)	in the case of the Borrower, identified with its name on the signature page; and

(c)
in the case of each Lender, notified in writing to the Facility Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Agreement to which it is a party as Transferee);

provided that not more than one address may be specified by each party pursuant to this Clause 31.2 (Addressees) at any time.

31.3	Delivery
Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

(a)	if by way of fax, be deemed to have been received when transmission has been completed; and

(b)
if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Facility Agent or the Security Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent's or, as the case may be, Security Agent's signature below (or such other department or officer as the Facility Agent or, as the case may be, Security Agent shall from time to time specify for this purpose).

31.4	Notification of Changes
Promptly upon receipt of notification of a change of address or fax number of the Borrower or upon changing its own address or fax number the Facility Agent shall notify the other parties hereto of such change. The Facility Agent shall only notify the other parties hereto of a change of address or fax number of a Lender upon request.

31.5	Electronic communication

(a)
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

31.6	Use of websites

(a)
The Facility Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Facility Agent is aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Facility Agent.

(b)
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)
If the Borrower notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

31.7	Language
Each notice or other communication made or delivered under this Agreement shall be in English (or in German if so required by the ECA-Guarantor). Any other documents required to be delivered under or in connection with this Agreement shall be either in English or be accompanied by a certified translation into English (or in German if so required by the ECA-Guarantor).

32.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

33.	AMENDMENTS

33.1	Amendments
The Facility Agent, if it has the prior consent of, or an instruction from, the Majority Lenders and the Borrower, may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement. Any amendments or waivers so agreed shall be binding on all parties hereto provided that no such waiver or amendment shall impose any new or additional obligations upon any party hereto without the consent of such party.

33.2	Amendments Requiring the Consent of all the Lenders
An amendment or waiver which relates to:

(a)	Clause 26 (Sharing) or this Clause 33;

(b)	a change in the principal amount of or currency of any Advance or deferral of any Repayment Date;

(c)	a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any party or deferral of the date for payment thereof;

(d)	Clause 19 (Financial Covenants);

(e)	the conditions set out in Clause 3.1 (General Conditions for all Advances);

(f)	Clause 28.2 (No Assignments and Transfers by the Borrower); or

(g)	any provision which contemplates the need for the consent or approval of all the Lenders, shall not be made without the prior written consent of all the Lenders unless the contrary is expressly indicated.

33.3	Exceptions
Notwithstanding any other provisions hereof, neither the Facility Agent nor the Security Agent shall be obliged to agree to any such amendment or waiver if the same would:

(a)	amend or waive this Clause 33, Clause 23 (Costs and Expenses) or Clause 27 (The Facility Agent, the Security Agent, the Arrangers and the Lenders); or

(b)	otherwise amend or waive any of the Facility Agent's or Security Agent's rights hereunder.

34.	HERMES GUARANTEE

34.1	Compliance with Hermes Guarantee
To the best of its knowledge, each of the Original Lenders and the Facility Agent has taken all steps necessary to align this Agreement with the provisions of the Hermes Guarantee.

34.2	Procedure in case of conflicts with Hermes Guarantee
If, in the opinion of the Facility Agent, there are any provisions in this Agreement that contradict or conflict with any provision of the Hermes Guarantee to an extent that has or may have the effect of rendering all or any part of the Hermes Guarantee void, voidable or otherwise not in full force and effect, the Finance Parties and the Borrower shall enter into good faith negotiations and use all reasonable efforts to agree on amendments to this Agreement necessary to ensure compliance with the terms of the Hermes Guarantee. The negotiation period for this purpose shall be four weeks unless a period set by the ECA-Guarantor is shorter, in which case the negotiation period shall be as long as the period set by the ECA-Guarantor. The four weeks negotiation period shall start upon the Facility Agent requesting such negotiation period or upon receipt of a notification from the ECA-Guarantor, as the case may be.

34.3	No changes
The Facility Agent agrees that it shall not agree to any changes to the Hermes Guarantee which (in its sole opinion) will or are reasonably likely to have the effect of or require (whether pursuant to an amendment under Clause 34.2 above or otherwise) an amendment to any of the material financial terms of this Agreement.

35.	NON APPLICABILITY OF SECTION 181 BGB
Section 181 BGB does not apply to any authorisation the Borrower gives to the Arrangers, the Facility Agent, the Security Agent and the Lenders.

36.	GOVERNING LAW
This Agreement is governed by German law.

37.	JURISDICTION

37.1	Arbitration
Subject to Clause 37.2 (Courts of Law) hereof, any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators appointed in accordance with the Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Zurich, Switzerland and the language of the arbitration shall be English. Save as provided in Clause 37.2 (Courts of Law) hereof, the parties exclude the jurisdiction of the courts of law.

37.2	Courts of Law
In the case of any Dispute each claimant may prior to having initiated arbitral proceedings, by notice in writing to the relevant defendant require that such Dispute be heard by a court of law. If a claimant gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 37.3 (Exclusive Jurisdiction) hereof.

37.3	Exclusive Jurisdiction
The Borrower, the Facility Agent, the Security Agent and the Lenders irrevocably agree that place of performance and place of exclusive jurisdiction for any obligations under this Agreement is Frankfurt am Main, Federal Republic of Germany. The Borrower irrevocably submits to the exclusive jurisdiction of the competent courts in Frankfurt am Main, Federal Republic of Germany, in the case of any proceedings or legal action regarding this Agreement waiving any other jurisdiction to which the Borrower may be entitled by law.

37.4	Appointment of German Process Agent
The Borrower agrees that the process by which any suit, action or proceedings in the Federal Republic of Germany in connection with this Agreement is begun may be served on it by being delivered to the German Process Agent and the Borrower agrees that failure by the German Process Agent to give notice of such service of process shall not impair or affect the validity of such service or of any judgment based thereon.
If the appointment of such German Process Agent ceases to be effective, the Borrower shall immediately notify the Facility Agent thereof and appoint a further person in the Federal Republic of Germany to accept service of process on its behalf in the Federal Republic of Germany and, failing such appointment within fifteen (15) days, the Facility Agent shall be entitled to appoint such a person by notice to the Borrower. Nothing contained herein shall affect the right to serve process in any other manner permitted by relevant law.

37.5	Obligations of Borrower several
The Borrower agrees that the Supply Contracts and the obligations resulting therefrom shall not have any legal influence on this Agreement. With regard to the obligations of the Borrower under this Agreement the Borrower may not raise any objection or defence based upon the Supply Contracts or emanating from the commercial relationship between the Borrower and any of the Exporters.

38.	LANGUAGE
This Agreement is made in the English language. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

SCHEDULE 1
THE ORIGINAL LENDERS

Original Lenders	Commerzbank Aktiengesellschaft	Natixis Zweigniederlassung Deutschland	Total
Commitment in respect of	Total EUR 40.000.000,00	Total EUR 20.000.000,00	EUR 60.000.000,00
Facility I	EUR 18.079.542,00	EUR 9.039.771,00	EUR 27.119.313,00
Facility II	EUR 21.330.146,67	EUR 10.665.073,33	EUR 31.995.220,00
Facility III	EUR 590.311,33	EUR 295.155,67	EUR 885.467,00

SCHEDULE 2
FORM OF TRANSFER AGREEMENT

Transfer Agreement
Between
[•]
(the "Assigning Bank")
and
[•]
(the "Assignee")
Preamble
Whereas, by the agreement dated __________ 2011 (the "Facility Agreement") the Assigning Bank together with the other Lenders has provided to the Borrower a facility for an aggregate principal amount of up to EUR [•]. The Assigning Bank has assumed a Lender's Commitment in the amount of EUR [•].
Whereas, the Assigning Bank has pursuant to Clause 28.3 (Assignments and Transfers by the Lenders) of the Facility Agreement the right to assign its legal position as Lender including all its rights, benefits and obligations under the Facility Agreement.
Whereas, the Assigning Bank is desirous to transfer its rights, benefits and obligations related to an amount of EUR [•] of the Commitment under the Facility Agreement to the Assignee and the Assignee is desirous of assuming the legal position of the Assigning Bank related thereto including all rights, benefits and obligations.
Now therefore, the parties to this Transfer Agreement hereby agree as follows:

1.	Definitions
Terms used but not otherwise defined herein shall have the meaning given to them in the Facility Agreement.

2.	Transfer of Assigning Bank’s Participation in Advances
Subject to the payment to the Facility Agent of a fee in the amount of EUR 3,000 and to the condition precedent that the Assignee pays the transfer price on the date of payment as defined in Clause 6.2 of this Transfer Agreement, the Assigning Bank herewith assigns and transfers and the Assignee herewith assumes, the Assigning Bank’s legal position related to such Lender's portion of its participation in each relevant outstanding Advance and/or the Commitments (applied rateably between the Assigning Bank's share in each relevant outstanding Advance thereunder and its undrawn Commitment in relation thereto and allocated between the Advances pro rata) in the amount set out in Clause 6.1 of this Transfer Agreement, including but not limited to all rights, benefits and obligations of the Assigning Bank under the Facility Agreement, as against the Borrower (if transferable) and the other parties thereto (the "Transferred Position") effective as of the date of payment as defined in Clause 6.2 of this Transfer Agreement. Upon the transfer as set forth above becoming effective, the Assigning Bank shall be released from the obligations related to the Transferred Position to the Borrower on the one hand and to the Lenders on the other hand.

3.	Confirmations

3.1
The Assignee confirms that it has received a copy of the Facility Agreement and all other documentation and information required by it in connection with the transaction contemplated by this Transfer Agreement.

3.2
The Assignee confirms that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Facility Agreement and the Transfer Agreement and has not relied and will not rely on the Assigning Bank, the Lenders and the Facility Agent or any statements made by any of them in this respect.

3.3
The Assigning Bank hereby confirms that it has fulfilled its obligations arising out of the Facility Agreement with respect to the Transferred Position until the date hereof. The Assigning Bank gives no representation or warranty and assumes no responsibility with respect to the validity or enforceability of the Facility Agreement, the Hermes Guarantee, any Security Document or any other related document and assumes no responsibility for the financial conditions of the Borrower or any other party to the Facility Agreement or for the performance and observance by the Borrower or any other party of any of its obligations under the Facility Agreement, the Hermes Guarantee, any Security Document or any other related document and all such representations and warranties, whether expressed or implied by law or otherwise, are hereby excluded.

4.	Miscellaneous

4.1	The Assigning Bank shall inform the Facility Agent without undue delay of the transfer of the Transferred Position pursuant to Clause 2 of this Transfer Agreement.

4.2
The transfer of the Transferred Position pursuant to Clause 2 of this Transfer Agreement shall be effected by the Facility Agent countersigning and returning to each of the Assigning Bank and the Assignee one counterpart of this Transfer Agreement.

4.3	The Assignee herewith empowers the Facility Agent to exercise such rights, powers of attorney and discretions as set forth in the provisions of the Finance Documents.

4.4	Without prejudice to any future change of address, all correspondence to the Assignee shall be sent to the following address:
[•]
Attn.:
Fax:
Email:

5.	Legal Provisions

5.1	Any alteration or amendment to this Transfer Agreement shall be in writing.

5.2
The form and content of this Transfer Agreement shall be subject to and construed in accordance with the laws of the Federal Republic of Germany in every respect. Non-exclusive place of jurisdiction for all disputes arising out of or in connection with this Transfer Agreement shall be Frankfurt am Main.

5.3
Should any provision of this Transfer Agreement be or become wholly or partly invalid, then the remaining provisions shall remain valid. Invalid provisions shall be construed in accordance with the intent of the parties and the purpose of this Transfer Agreement.

5.4
This Transfer Agreement has been executed in the English language and may be executed in three counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Agreement. One executed copy shall be provided to the Assigning Bank, the Assignee and the Facility Agent. Each executed copy shall have the effect of an original.

6.	Commitments and Advances subject to Transfer

6.1	Assigning Bank’s Commitment prior to transfer: EUR [•]
Assigning Bank’s participation in Advances prior to transfer:    EUR [•]
Position transferred to Assignee:    EUR [•]

6.2	Date of payment by Assignee to Assigning Bank: [•]

6.3	Account of Assigning Bank to which payment shall be effected: [•]

____________________________
[Assigning Bank]
____________________________
[Assignee]

We hereby agree to the above Transfer Agreement.

[place], [date]

______________________________
[Facility Agent]

SCHEDULE 3 CONDITIONS PRECEDENT
PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION
Corporate Documents

1.	An up to date copy certified as true by a director or company secretary of the Borrower of its memorandum & articles of association, and its certificate of incorporation.

2.
A copy certified as true by a director or company secretary of the Borrower of its most recent Forms 24, 44 and 49 and Form of Annual Return, in the form prescribed under the Companies Regulations 1965 of Malaysia.

3.	An up to date copy certified as true by a director or company secretary of the Borrower of its register of members.

4.	An up to date copy of the Sponsor's (i) articles of incorporation certified as true by the secretary of State of its formation; and (ii) bylaws certified as true by its corporate secretary.

5.	An up to date certificate of good standing in relation to the Sponsor from the secretary of State of Delaware and Arizona.

6.
A copy of the corporate authorisations and/or board resolutions of each party to the Finance Documents (other than the Finance Parties) relating to the execution, delivery and performance of all Transaction Documents to which it is a party.

7.
A certified and up to date copy of specimen signatures of the persons authorised to sign the relevant Transaction Documents and Drawdown Requests on behalf of each party to the Finance Documents (other than the Finance Parties) and the Drawdown Requests.

Finance Documents and Security

8.	An original executed copy of each relevant Finance Document being in full force and effect.

9.
Originals of the following documents in relation to each of the Exporters/producers (as applicable): (a) exporter declaration, including Annex A (Exporteurerklärung, inkl. Annex A), (b) statement on the prevention of corruption (Korruptionspräventionserklärung), (c) undertaking by Exporter/producer (Exporteur/Hersteller-Verpflichtungserklärung) and (d) a confirmation with respect to the origin of the goods to be provided under the Supply Contracts.

10.
A written confirmation by Robert Bürkle GmbH that any payment claims it may have against the Borrower under or in connection with the Purchaser Order Bürkle V and the Purchase Order Bürkle VI may be fulfilled by way of payment of the respective amount to the Exporter C and that it will accept any such payments to the Exporter C as if they were paid directly to itself.

Hermes Guarantee

11.	An executed copy of the Hermes Guarantee being in full force and effect.
Financial Information

12.	An original or a copy of an original of the latest audited financial statements of the Borrower or its opening balance sheets, in each case, however, bearing an original signature.

13.	An original or a copy of an original of the most recent quarterly financial statements of the Borrower, in each case, however, bearing an original signature.

14.	Evidence required by the Facility Agent for the purpose of enabling the Finance Parties to obtain compliance clearance in respect of:

•
any applicable regulations and statutes from time to time in force applicable to any Finance Party for the prevention of money laundering and financial crime including, without limitation, any requirement of the Financial Services Authority for the identification of the Borrower, its officers, shareholders and ultimate beneficiaries; and

•	"know your customer" regulations and other similar requirements.
Legal Opinions

15.	A legal opinion from Clifford Chance Partnerschaftsgesellschaft, Frankfurt am Main regarding the German law Finance Documents in form and substance satisfactory to the Original Lenders.

16.
A legal opinion from Chooi & Company regarding the Borrower's obligations under the Finance Documents, the due execution by the Borrower of the relevant German law governed Transaction Documents and Malaysian law aspects of the transaction including, but not limited to, a confirmation in respect of compliance with environmental standards and a confirmation that all Authorisations are in full force and effect in form and substance satisfactory to the Original Lenders.

17.
A legal opinion of Clifford Chance LLP, New York regarding the Sponsor's obligations under the New York law Sponsor's Guarantee in form and substance satisfactory to the Original Lenders including a capacity opinion on the Sponsor with regard to the Sponsor's Guarantee and the Subordination Agreement.

Miscellaneous

18.	Confirmation by the German Process Agent to the Facility Agent to act as process agent for the Borrower.

PART II
CONDITIONS PRECEDENT TO EACH FIRST UTILISATIONS UNDER EACH OF (A) FACILITY 1 AND (B) FACILITY II, TO THE EXTENT APPLICABLE
Project Documents

1.	An executed copy of each Project Document relating to the KLM to be financed by the relevant Facility being in full force and effect.
Authorisations and Regulatory requirements

2.
Evidence that all Authorisations relating to the KLM to be financed by the relevant Facility as set out in Schedule 7 (Authorisations) are in place in accordance with the relevant point in time determined in Schedule 7 (Authorisations).

Payments

3.
Receipt of all fees (including legal fees), costs and expenses required to be paid by the Borrower in relation to the relevant Facility to the extent such fees are due and payable on the relevant date of Utilisation.

4.
A confirmation from the relevant Exporter addressed to the Facility Agent confirming receipt of a payment of at least 15 per cent. of the Contract Value of the relevant Supply Contract together with the relevant account statement of the relevant Exporter evidencing such receipt.

Project Documents

5.
A confirmation of the Borrower and the relevant Exporter that the respective Supply Contract to be financed by the relevant Utilisation is in full force and effect [or, as the case may be, has been discharged in full by the relevant parties] and the Borrower has complied in all material respects with the terms thereof.

6.
A photocopy of the relevant bills of lading (Konnossements) to the extent such shipping documents form a condition precedent to the relevant payment obligation under the relevant Supply Contract the satisfaction of which shall be financed by the relevant Drawdown.

7.
A copy of the relevant invoice issued by the relevant Exporter in relation to the payment obligation under the relevant Supply Contract the satisfaction of which shall be financed or refinanced by the relevant drawdown.

8.	A copy of the account statement of the relevant Exporter evidencing that the Borrower has made the relevant payment to be financed or refinanced by the relevant drawdown.

SCHEDULE 4
FORM OF DRAWDOWN REQUEST

From:    First Solar Malaysia Sdn. Bhd.
To:     Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent
Dated:
Dear Sir or Madam
Facility Agreement dated __________ 2011 between, inter alios, Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent, the Lenders and First Solar Malaysia Sdn. Bhd. as Borrower (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Drawdown Request. This Drawdown Request is issued for the making of an Advance under Facility [I/II/III] as contemplated under Clause 2.2 (Purpose and Application) of the Facility Agreement.

2.	Terms defined in the Facility Agreement have the same meaning when used in this Drawdown Request unless given a different meaning in this Drawdown Request.

3.	This notice is irrevocable.

4.
This is to confirm that payments have been effected to the [Exporter A/B/C/D] out of own funds of the Borrower for payment of amounts due under the terms of the Supply Contract ___ in respect of all deliveries/services made/rendered

(a)	on _______________ in the value of EUR _______________________

(b)	on _______________ in the value of EUR _______________________

(c)	on _______________ in the value of EUR _______________________
Total    EUR _______________________
on the condition always, that such payments shall be reimbursed to the Borrower under the terms of the Facility Agreement.

5.
Therefore we ask you to disburse the aggregate amount of EUR _______________________ to the account of the Borrower specified below, being an account held outside of Malaysia and agreed with the Facility Agent:

Account holder: _______________________
Account number: _______________________
Account bank: _______________________
S.W.I.F.T. code: _______________________

IBAN: _______________________
BIC: _______________________

6.	We request that the Interest Periods for the above Advance under Facility [I/II/III] shall be __ months.

7.	We confirm that, at the date hereof,

(a)	the Repeated Representations and Warranties are true in all respects; and

(b)	no Event of Default or Potential Event of Default has occurred and is continuing (nor will any such event thereby occur as a result of the making of such Advances).

Place/Date: _______________________
For and on behalf of the Borrower
[signature]

SCHEDULE 5
FORM OF SELECTION NOTICE

From:    First Solar Malaysia Sdn. Bhd.
To:     Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent
Dated:
Dear Sir or Madam
Facility Agreement dated __________ 2011 between, inter alios, Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent, the Lenders and First Solar Malaysia Sdn. Bhd. as Borrower (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning when used in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Advance[s] made under [Facility [I/II/III]]/[the Facilities] with an Interest Period ending on ______________.

3.	This notice is irrevocable.

4.	We request that the Interest Period for the above Advance[s] shall be __ months.

Place/Date: _______________________
For and on behalf of the Borrower
[signature]

________________________
1 To be inserted upon occurence of the First Repayment Date.

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

To:    Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent
From:     First Solar Malaysia Sdn. Bhd. as Borrower
Dated:
Dear Sir or Madam
Facility Agreement dated __________ 2011 between, inter alios, Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent, the Lenders and First Solar Malaysia Sdn. Bhd. as Borrower (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the relevant ratios described under clause 19.2 (Financial Condition) of the Facility Agreement on the most recent Ratio Calculation Date were:
Total Debt to Equity Ratio:     [    ]
Total Leverage Ratio:     [    ]
Interest Coverage Ratio:     [    ]
Debt Service Coverage Ratio:    [    ]

3.	We confirm that no Event of Default is continuing.
This certificate is made in the individual's official capacity as a director or officer to the Borrower and no personal liability is intended to attach in the giving of this certificate.
Signed:    __________________________
    Director
of
[Borrower]

SCHEDULE 7
AUTHORISATIONS

Type of Authorisation (in relation to Malaysian law)
1.	Manufacturing licence for the manufacture of solar modules pursuant to the Industrial Co-ordination Act 1975 expected to be obtained in December 2010
2.	Approvals required pursuant to the Environmental Quality Act 1974 and the regulations issued thereunder expected to be obtained in December 2010
3.	Approvals required in respect of the equipment and machinery for the Project and use thereof, pursuant to the Factories and Machinery Act 1967 expected to be obtained in April 2011
4.	Approvals required pursuant to the Occupational Safety and Health Act 1994 expected to be obtained in December 2010
5.	Approvals from local authorities to carry out manufacturing activities and of manufacturing premises expected to be obtained in April 2011
6.	Approvals for foreign employees pursuant to the Immigration Act 1959/63 expected to be obtained in December 2010
7.	Approvals required pursuant to the Customs Act 1967 expected to be obtained in December 2010
9.	Approvals for installation and operation of generators pursuant to the Electricity Supply Act 1990 expected to be obtained in July 2011

SCHEDULE 8
Form of Starting Point Confirmation
[Letterhead of Borrower]

Commerzbank Aktiengesellschaft, Luxembourg Branch
Starting Point Confirmation
Dear Sir or Madam
Facility Agreement dated __________ 2011 between, inter alios, Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent, the Lenders and First Solar Malaysia Sdn. Bhd. as Borrower (the "Facility Agreement")
We refer to the Facility Agreement. This is the Starting Point Confirmation. Terms defined in the Facility Agreement have the same meaning in this Starting Point Confirmation unless given a different meaning herein.
We hereby confirm that the date of readiness for operation of the Project in respect of KLM V and KLM VI has been set on ......................…… .
Place/Date ......................
For and on behalf of the Borrower

By

Name:

Title:

SCHEDULE 9
FORM OF REPAYMENT SCHEDULE

Facility Agreement dated __________ 2011 between, inter alios, Commerzbank Aktiengesellschaft, Luxembourg Branch as Facility Agent, the Lenders and First Solar Malaysia Sdn. Bhd. as Borrower (the "Facility Agreement")
This is a repayment schedule in relation to Facility [I/II/III] of the Facility Agreement.

Repayment Dates	Repayment Instalments (in EUR)
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

SCHEDULE 10
CONDITIONS SUBSEQUENT

No.	Condition subsequent	Time Line
1.	Approvals required pursuant to the Fire Services Act 1988	To be obtained in April 2012

EXECUTION PAGE
FACILITY AGREEMENT

FIRST SOLAR MALAYSIA SDN. BHD
as Borrower

/s/ David Brady
Name:	David Brady	Name:

Address:	350 West Washington Street
Suite 600
Tempe, Arizona 85281-1244
USA

Attn:	David Brady
Fax:	+ 1 602 414 9462

COMMERZBANK AKTIENGESELLSCHAFT
as Arranger and Original Lender

/s/ Hans-Ulrich Betzoldt		/s/ Klaus-Dieter Schmedding
Name:	Hans-Ulrich Betzoldt	Name: Klaus-Dieter Schmedding

Address:	Kaiserplatz 60311 Frankfurt am Main

Attn:	Klaus-Dieter Schmedding
Fax:	+ 49 (0)69 136 23742

COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH
as Facility Agent

/s/ Authorized Signatory		/s/ Joern Tschentscher
Name:	Authorized Signatory	Name: Joern Tschentscher

Address:	25, Rue Edward Steichen L-2540 Luxembourg

Attn:	Agency-Department Jörn Tschentscher
Fax:	+ 352 477 911 3905

COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH
as Security Agent

/s/ Authorized Signatory		/s/ Joern Tschentscher
Name:	Authorized Signatory	Name: Joern Tschentscher

Address:	25, Rue Edward Steichen L-2540 Luxembourg

Attn:	Security Agencies Luxembourg Eva Gottschalk-Schmitt
Fax:	+ 352 477 911 3903

NATIXIS ZWEIGNEIDERLASSUNG DEUTSCHLAND
as Arranger and Original Lender

/s/ Brueggemann		/s/ Reichmann
Name:	Brueggemann	Name: Reichmann

Address:	Im Trutz Frankfurt 55 60322 Frankfurt

Attn:	Michael Brüggemann
Fax:	+ 49 (0) 69 97153 173